EXHIBIT 99.2
Item 8. Financial Statements
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Churchill Downs Incorporated
In our opinion, the consolidated financial statements listed in the index appearing under item 15(a)(1) present fairly, in all material respects, the financial position of Churchill Downs Incorporated and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index under item 15(a)(1) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under item 9A of the Annual Report on Form 10-K for the year ended December 31, 2012. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate
As described in Management’s Report on Internal Control over Financial Reporting (not appearing herein), management has excluded Riverwalk Casino and Hotel from its assessment of internal control over financial reporting as of December 31, 2012 because it was acquired by the Company in a purchase business combination during 2012. We have also excluded Riverwalk Casino and Hotel from our audit of internal control over financial reporting. Riverwalk Casino and Hotel is a wholly-owned subsidiary whose total assets and total revenues represent 13.4% and 1.4% respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2012.
/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
February 27, 2013, except with respect to our opinion
insofar as it relates to the change in the measure of segment profitability discussed in Note 19, as to which the date is
December 9, 2013.

Exhibit 99.2 Page 1

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
December 31,
(in thousands)

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$37,177	$27,325
Restricted cash	38,241	44,559
Accounts receivable, net of allowance for doubtful accounts of $1,885 in 2012 and $2,408 in 2011	47,152	49,773
Deferred income taxes	8,227	8,727
Income taxes receivable	2,915	3,679
Other current assets	13,352	10,399
Total current assets	147,064	144,462
Property and equipment, net	542,882	477,356
Goodwill	250,414	213,712
Other intangible assets, net	143,141	103,827
Other assets	30,836	8,665
Total assets	$1,114,337	$948,022
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,278	$56,514
Bank overdraft	6,027	5,473
Purses payable	19,084	20,066
Accrued expenses	65,537	47,816
Dividends payable	—	10,110
Current maturities of long-term debt	209,728	—
Deferred revenue	43,916	33,472
Total current liabilities	406,570	173,451
Long-term debt, net of current maturities	—	127,563
Other liabilities	21,030	29,542
Deferred revenue	17,794	17,884
Deferred income taxes	24,648	15,552
Total liabilities	470,042	363,992
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 250 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000 shares authorized; 17,448 shares issued at December 31, 2012 and 17,178 shares issued at December 31, 2011	274,709	260,199
Retained earnings	369,586	323,831
Total shareholders’ equity	644,295	584,030
Total liabilities and shareholders’ equity	$1,114,337	$948,022
The accompanying notes are an integral part of the consolidated financial statements.

Exhibit 99.2 Page 2

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
for the years ended December 31,
(in thousands, except per common share data)

	2012	2011	2010
Net revenues:
Racing	$302,088	$298,920	$308,322
Gaming	223,112	212,629	142,273
Online	183,279	165,416	121,407
Other	23,904	19,889	13,343
	732,383	696,854	585,345
Operating expenses:
Racing	255,405	259,369	273,362
Gaming	163,686	157,875	117,946
Online	123,476	113,243	88,206
Other	26,241	20,828	11,831
Selling, general and administrative expenses	73,829	65,501	62,434
Insurance recoveries, net of losses	(7,006)	(972)	—
Operating income	96,752	81,010	31,566
Other income (expense):
Interest income	90	468	185
Interest expense	(4,531)	(8,924)	(6,179)
Equity in losses of unconsolidated investments	(1,701)	(1,113)	(571)
Miscellaneous, net	819	23,643	2,897
	(5,323)	14,074	(3,668)
Earnings from continuing operations before provision for income taxes	91,429	95,084	27,898
Income tax provision	(33,152)	(34,289)	(8,341)
Earnings from continuing operations	58,277	60,795	19,557
Discontinued operations, net of income taxes:
Loss from operations	(1)	(1)	(5,827)
Gain on sale of assets	—	3,561	2,623
Net earnings and comprehensive income	$58,276	$64,355	$16,353
Net earnings per common share data:
Basic
Earnings from continuing operations	$3.39	$3.59	$1.27
Discontinued operations	—	0.21	(0.21)
Net earnings	$3.39	$3.80	$1.06
Diluted
Earnings from continuing operations	$3.34	$3.55	$1.26
Discontinued operations	—	0.21	(0.21)
Net earnings	$3.34	$3.76	$1.05
Weighted average shares outstanding:
Basic	17,047	16,638	15,186
Diluted	17,475	17,125	15,666
The accompanying notes are an integral part of the consolidated financial statements.

Exhibit 99.2 Page 3

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
for the years ended December 31, 2012, 2011 and 2010
(in thousands, except per common share data)

	Common Stock		Retained Earnings
	Shares	Amount		Total
Balance, December 31, 2009	13,684	$145,423	$261,599	$407,022
Net earnings and comprehensive income			16,353	16,353
Issuance of common stock for employee benefit plans	19	564		564
Issuance of common stock for long-term incentive plan	81	1,302		1,302
Issuance of common stock for acquisition	2,733	85,482		85,482
Tax shortfall from share based compensation		(126)		(126)
Repurchase of common stock	(89)	(944)		(944)
Grant of restricted stock	143			—
Amortization of restricted stock		4,154		4,154
Cash dividends, $0.50 per share			(8,165)	(8,165)
Restricted dividends, $0.50 per share			(76)	(76)
Stock option plan expense		648		648
Balance, December 31, 2010	16,571	236,503	269,711	506,214
Net earnings and comprehensive income			64,355	64,355
Issuance of common stock for convertible note payable	453	16,669		16,669
Issuance of common stock for employee benefit plans	24	725		725
Issuance of common stock for long-term incentive plan	103	1,929		1,929
Tax windfall from share based compensation		151		151
Repurchase of common stock	(25)	(1,308)		(1,308)
Restricted stock forfeitures	(1)
Grant of restricted stock	53
Amortization of restricted stock		4,377		4,377
Cash dividends, $0.60 per share			(10,110)	(10,110)
Restricted dividends, $0.60 per share			(125)	(125)
Stock option plan expense		1,153		1,153
Balance, December 31, 2011	17,178	260,199	323,831	584,030
Net earnings and comprehensive income			58,276	58,276
Issuance of common stock for stock option exercises	155	5,663		5,663
Issuance of common stock for employee benefit plans	19	714		714
Issuance of common stock for long-term incentive plan	158	4,207		4,207
Tax windfall from share based compensation		1,407		1,407
Repurchase of common stock	(84)	(5,094)		(5,094)
Restricted stock forfeitures	(1)
Grant of restricted stock	23
Amortization of restricted stock		6,377		6,377
Cash dividends, $0.72 per share			(12,351)	(12,351)
Restricted dividends, $0.72 per share			(170)	(170)
Stock option plan expense		1,236	—	1,236
Balance, December 31, 2012	17,448	$274,709	$369,586	$644,295

 The accompanying notes are an integral part of the consolidated financial statements.

Exhibit 99.2 Page 4

CHURCHILL DOWNS INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS for the years ended December 31, (in thousands)

	2012	2011	2010
Cash flows from operating activities:
Net earnings and comprehensive income	$58,276	$64,355	$16,353
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	55,600	55,170	46,524
Asset impairment loss	25	511	1,598
Gain on sale of business	—	(271)	(4,175)
(Gain) loss on asset disposition	(128)	52	371
Equity in losses of unconsolidated investments	1,701	1,113	571
Unrealized gain on derivative instruments	—	(3,096)	(817)
Share based compensation	7,613	5,531	4,802
Deferred tax provision	9,659	14,097	8,634
Other	910	2,489	1,473
Increase (decrease) in cash resulting from changes in operating assets and liabilities, net of business acquisitions and dispositions:
Restricted cash	9,178	18,342	(20,338)
Accounts receivable	(5,396)	(407)	290
Other current assets	(3,075)	3,235	112
Income taxes	764	7,995	(12,729)
Accounts payable	3,459	14,447	1,834
Purses payable	(10,148)	7,301	(92)
Accrued expenses	9,923	2,441	4,963
Deferred revenue	8,804	3,633	11,379
Deferred riverboat subsidy	—	(40,492)	—
Other assets and liabilities	(2,758)	16,549	(896)
Net cash provided by operating activities	144,407	172,995	59,857
Cash flows from investing activities:
Additions to property and equipment	(41,298)	(22,667)	(61,952)
Acquisition of businesses, net of cash acquired	(142,915)	—	(169,665)
Acquisition of gaming license	(2,250)	(2,250)	(2,750)
Investment in joint venture	(19,850)	—	—
Purchases of minority investments	(2,153)	(1,189)	(450)
Proceeds on sale of property and equipment	833	55	57
Proceeds from insurance recoveries	10,505	183	—
Change in deposit wagering asset	(2,860)	(1,010)	(181)
Net cash used in investing activities	(199,988)	(26,878)	(234,941)
Cash flows from financing activities:
Borrowings on bank line of credit	554,248	320,181	442,758
Repayments of bank line of credit	(472,083)	(457,736)	(248,773)
Change in bank overdraft	555	(188)	1,922
Payments of dividends	(22,461)	(8,165)	(6,777)
Repurchase of common stock	(5,094)	(1,308)	(944)
Common stock issued	6,377	725	564
Windfall (shortfall) tax provision from share based compensation	1,407	151	(126)
Loan origination fees	(67)	(155)	(421)
Change in deposit wagering liability	2,551	802	139
Net cash provided by (used in) financing activities	65,433	(145,693)	188,342
Net increase in cash and cash equivalents	9,852	424	13,258
Cash and cash equivalents, beginning of year	27,325	26,901	13,643
Cash and cash equivalents, end of year	$37,177	$27,325	$26,901
 The accompanying notes are an integral part of the consolidated financial statements.

Exhibit 99.2 Page 5

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
Years ended December 31,
(in thousands)

	2012	2011	2010
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,856	$5,521	$3,746
Income taxes	24,462	24,785	11,778

Schedule of non-cash investing and financing activities:
Issuance of common stock for conversion of convertible note payable	$—	$19,399	$—
Issuance of common stock in connection with Company LTIP and other restricted stock plans	5,459	5,058	2,525
Issuance of common stock in connection with acquisition of business	—	—	86,497
Property and equipment additions included in accounts payable and accrued expenses	5,254	787	47
Property and equipment reductions included in accounts receivable	—	9,870	—

Assets acquired and liabilities assumed from acquisition of businesses:
Accounts receivable, net	$486	$—	$2,925
Other current assets	688	—	2,813
Income tax receivable	—	—	941
Other non-current assets	282	—	20,233
Property and equipment, net	64,935	—	56,183
Goodwill	36,702	—	99,179
Other intangible assets	46,004	—	86,305
Accounts payable	(780)	—	(11,605)
Accrued expenses	(5,234)	—	(7,713)
Other liabilities	—	—	(62)
Deferred revenue	(168)	—	(299)

The accompanying notes are an integral part of the consolidated financial statements.

Exhibit 99.2 Page 6

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Churchill Downs Incorporated (the “Company”) is a diversified provider of pari-mutuel horseracing, casino gaming, entertainment, and is the country’s premier source of online account wagering on horseracing events. The Company offers gaming products through its casinos in Mississippi, its slot and video poker operations in Louisiana and its slot and poker operations in Florida.
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Calder Race Course, Inc. and Tropical Park, Inc. which hold licenses to conduct pari-mutuel wagering and horseracing at Calder Race Course (“Calder”), Arlington International Race Course, LLC (“Arlington”), Churchill Downs Louisiana Horseracing Company, LLC (“CDI Louisiana”), Churchill Downs Louisiana Video Poker Company, LLC (“CD Louisiana Video”) and its wholly-owned subsidiary, Video Services, LLC (“VSI”), SW Gaming, LLC (“Harlow’s”), Magnolia Hill, LLC ("Riverwalk"), Churchill Downs Technology Initiatives Company (“CDTIC”), the owner and operator of TwinSpires and United Tote Company, Inc. (“United Tote”), Churchill Downs Investment Company (“CDIC”), Bluff Media ("Bluff"), as well as the Company's equity investment in HRTV, LLC (“HRTV”) and a 50% joint venture in Miami Valley Gaming & Racing LLC ("MVG'). All significant intercompany balances and transactions have been eliminated in consolidation.
The Consolidated Statements of Comprehensive Income include net revenues and operating expenses associated with the Company's Racing Operations, Gaming, Online Business and Other Investments operating segments and are defined as follows:
Racing: net revenues and corresponding operating expenses associated with commissions earned on wagering at the Company’s racetracks, off-track betting facilities (“OTBs”) and simulcast fees earned from other wagering sites. In addition, amounts include ancillary revenues and expenses generated by the pari-mutuel facilities including admissions, sponsorships and licensing rights, food and beverage sales and fees for the alternative uses of its facilities.
Gaming: net revenues and corresponding operating expenses generated from slot machines, table games and video poker. In addition, it includes ancillary revenues and expenses generated by food and beverage sales, hotel operations revenue and miscellaneous other revenue.
Online: net revenues and corresponding operating expenses generated by the Company’s Advance Deposit Wagering (“ADW”) business from wagering through the Internet, telephone or other mobile devices on pari-mutuel events. In addition, it includes the Company’s information business that provides data information and processing services to the equine industry.
Other: net revenues and corresponding operating expenses generated by United Tote Company, the Company’s provider of pari-mutuel wagering systems and Bluff.
Current Year Reclassification
During the year ended December 31, 2012, the Company merged the operations of Churchill Downs Simulcast Productions ("CDSP"), the Company's provider of television productions services, which was previously included in other investments, with its Racing Operations. Net revenues and operating expenses of CDSP for the years ended December 31, 2011 and 2010, have been reclassified to conform to the current year presentation. There was no impact from these reclassifications on consolidated net revenues, operating income, results of continuing operations, or cash flows.
Summary of Significant Accounting Policies
Cash Equivalents
The Company considers investments with original maturities of three months or less to be cash equivalents. The Company has, from time to time, cash in the bank in excess of federally insured limits. Checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified as a current liability in the Consolidated Balance Sheets.
Restricted Cash
Restricted cash represents amounts due to horsemen for purses, stakes and awards as well as customer deposits collected for advance deposit wagering. In addition, as of December 31, 2012 and 2011, restricted cash included $12.9 million and $23.6 million, respectively, of funds related to the Horse Racing Equity Trust Fund proceeds in Illinois, as further described in Note 17.

Exhibit 99.2 Page 7

Allowance for Doubtful Accounts Receivable
The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance is maintained at a level considered appropriate based on historical and other factors that affect collectability. Uncollectible accounts receivable are written off against the allowance for doubtful accounts receivable when management determines that the probability of payment is remote and collection efforts have ceased.
Property and Equipment
Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows: 10 to 40 years for grandstands and buildings, 3 to 18 years for equipment, 2 to 10 years for furniture and fixtures and 10 to 20 years for tracks and other improvements.
Intangible Assets
The Company determines the initial carrying value of its intangible assets in accordance with purchase accounting based on the anticipated future cash flows relating to the intangible asset. For definite-lived intangible assets, the Company assigns useful lives based upon the estimated economic life of each intangible and amortizes them accordingly. Definite-lived intangible assets are being amortized over their estimated useful lives ranging from one to thirty years using the straight-line method.
Goodwill is tested for impairment on an annual basis or between annual tests if events occur or circumstances indicate there may be impairment. In 2012, in connection with its annual impairment testing, the Company adopted Financial Accounting Standards Board ("FASB") ASU No. 2011-08, Intangibles-Goodwill and Other: Testing Goodwill for Impairment which allows an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount, then the Company would perform the two step goodwill impairment test. The first step, used to identify potential impairment, is a comparison of the reporting unit's estimated fair value to its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of the impairment, if any. The second step of the goodwill impairment test consists of comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized equal to such excess. The implied fair value of goodwill is determined in the same manner, as when determining the amount of goodwill recognized in a business combination.
The Company considers its slots gaming rights and trademark intangible assets as indefinite-lived intangible assets that do not require amortization based on its future expectations to operate its gaming facilities indefinitely, as well as its historical experience in renewing these intangible assets at minimal cost with various state gaming commissions. Rather, these intangible assets are tested annually, or more frequently, if indicators of impairment exist, by comparing the fair value of the recorded assets to their carrying amount. If the carrying amount of the slots gaming rights and trademark intangible assets exceed their fair value, an impairment loss is recognized. The Company completed the required annual impairment tests of goodwill and indefinite lived intangible assets during the quarter ended March 31, 2012, and no adjustment to the carrying values of goodwill or indefinite lived intangible assets was required.
During 2013, the Company intends to adopt ASU No. 2012-02, Intangibles-Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment which permits an entity to qualitatively assess whether the fair value of an indefinite-lived intangible asset is less than its carrying value.
Long-lived Assets-Impairments
In the event that facts and circumstances indicate that the carrying amount of tangible assets and other long-lived assets or groups of assets may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the assets’ carrying amount to determine if an impairment loss should be recorded. The impairment loss is based on the excess, if any, of the carrying value over the fair value of the assets.
Fair Value of Assets and Liabilities
The Company adheres to a hierarchy for ranking the quality and reliability of the information used to determine fair values. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following three categories: Level 1: Unadjusted quoted market prices in active markets for identical assets or liabilities; Level 2: Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability; and Level 3: Unobservable inputs for the asset or

Exhibit 99.2 Page 8

liability. The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.
Internal Use Software
The Company capitalized internal use software primarily related to its Online Business of approximately $5.2 million, $3.2 million and $4.4 million during the years ended December 31, 2012, 2011 and 2010, respectively. The estimated useful life of costs capitalized is generally three years. During the years ended December 31, 2012, 2011 and 2010, the amortization of capitalized costs totaled approximately $3.4 million, $3.5 million and $1.7 million, respectively. Capitalized internal use software is included in property and equipment, net. The Company records internal use software in accordance with current accounting guidance governing computer software developed or obtained for internal use.
Loan Origination Costs
During the years ended December 31, 2012 and 2011, the Company incurred $0.1 million and $0.2 million, respectively, in loan origination costs associated with the second amended and restated credit facility, which were capitalized and are being amortized as interest expense over the remaining term of the credit facility.
Revenue Recognition
Pari-mutuel revenues are recognized upon occurrence of the live race that is presented for wagering and after that live race is made official by the respective state’s racing regulatory body. Gaming revenues represent net gaming wins, which is the difference between gaming wins and losses. Other operating revenues such as admissions, programs and concession revenues are recognized once delivery of the product or services has occurred.
Approximately 50% of the Company’s revenues for the year ended December 31, 2012 are generated by pari-mutuel wagering on live and simulcast racing content through OTBs and ADW providers. Live racing handle includes patron wagers made on live races at the Company’s racetracks and also wagers made on imported simulcast signals by patrons at the Company’s racetracks during live meets. Import simulcasting handle includes wagers on imported signals at the Company’s racetracks when the respective tracks are not conducting live racing meets, at the Company’s OTBs and through the Company’s ADW providers throughout the year. Export handle includes all patron wagers made on live racing signals sent to other tracks, OTBs and ADW providers. Advance deposit wagering consists of patron wagers through an advance deposit account.
The Company retains as revenue a predetermined percentage or commission on the total amount wagered, and the balance is distributed to the winning patrons. The gross percentages earned approximated 10% of handle for our Racing Operations segment and 20% of handle for our Online Business segment. The Company is subject to pari-mutuel and gaming taxes based on pari-mutuel and gaming revenues in the jurisdictions in which it operates. These taxes are recorded as an operating expense in the Consolidated Statements of Comprehensive Income.
Customer Loyalty Programs
The Company's customer loyalty programs offer incentives to customers who wager at the Company’s racetracks, through its advance deposit wagering platform, TwinSpires.com, or at its gaming facilities. The TSC Elite program, which was introduced during the year ended December 31, 2012 to replace the previous program, TwinSpires Club, is for pari-mutuel wagering at the Company’s racetracks or through TwinSpires.com. The Player’s Club is offered at the Company’s gaming facilities in Louisiana, Florida and Mississippi. Under the programs, customers are able to accumulate points over time that they may redeem for cash, free play, merchandise or food and beverage items at their discretion under the terms of the programs.  As a result of the ability of the customer to accumulate points, the Company accrues the cost of points, after consideration of estimated forfeitures, as they are earned.  For the TSC Elite program, the estimated value of the cost to redeem points is recorded as the points are earned.  To arrive at the estimated cost associated with points, estimates and assumptions are made regarding incremental costs of the benefits, rates and the mix of goods and services for which points will be redeemed. For the Player’s Cub program, the retail value of the points-based cash awards or complimentary goods and services is netted against revenue as a promotional allowance.  As of December 31, 2012 and 2011, the outstanding reward point liability was $2.1 million and $2.6 million, respectively.
Promotional Allowances
Promotional allowances, which include the Company’s customer loyalty programs, primarily consist of the retail value of complimentary goods and services provided to guests at no charge. The retail value of these promotional allowances is included in gross revenue and then deducted to arrive at net revenue.
During the years ended December 31, 2012, 2011 and 2010, promotional allowances of $21.5 million, $17.1 million and $9.4 million, respectively, were included as a reduction to net revenues. During those periods, Online promotional allowances were

Exhibit 99.2 Page 9

$9.3 million, $6.5 million and $2.7 million, Gaming promotional allowances were $11.2 million, $8.7 million and $4.4 million, and Racing promotional allowances were $1.0 million, $2.0 million and $2.3 million, respectively. The estimated cost of providing promotional allowances is included in operating expenses for the years ended December 31, 2012, 2011 and 2010 and totaled $5.7 million, $4.5 million and $1.9 million, respectively.
Deferred Revenue
Deferred revenue includes advance sales related to the Kentucky Derby and Kentucky Oaks races in Kentucky and other advance billings on racing events. Revenues from these advance billings are recognized when the related event occurs. Deferred revenue also includes advance sales of Personal Seat Licenses (“PSLs”) and luxury suites. PSLs represent the ownership of a specific seat for the Kentucky Derby, Kentucky Oaks and Breeders’ Cup races at Churchill Downs and have a contractual life of either one, three, five or thirty years.
Revenue from PSLs is recognized when the Kentucky Derby, Kentucky Oaks and Breeders’ Cup races occur on a ratable basis over the term of the contract. Luxury suites are sold for specific racing events as well as for a predetermined contractual term. Revenue related to the sale of luxury suites is recognized as they are utilized when the related event occurs.
Pari-mutuel and Gaming Taxes
The Company recognizes pari-mutuel and gaming tax expense based on the statutorily required percentage of revenue that is required to be paid to state and local jurisdictions in the states in which wagering occurs. Individual states and local jurisdictions set pari-mutuel tax rates which range from 0.25% to 3.5% of the total handle wagered by patrons. Gaming tax rates range from 1.5% to 35% of net gaming revenue.
Purse Expense
The Company recognizes purse expense based on the statutorily required percentage of revenue that is required to be paid out in the form of purses to the qualifying finishers of horseraces run at the Company’s racetracks in the period in which wagering occurs. The Company incurs a liability for all unpaid purses to be paid out. The Company may pay out purses in excess of statutorily required amounts resulting in purse overpayments, which are expensed as incurred. Recoveries of purse overpayments are recognized in the period they are realized.
Income Taxes
In accordance with the liability method of accounting for income taxes, the Company recognizes the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the consolidated financial statements or tax returns.
Adjustments to deferred taxes are determined based upon the changes in differences between the book basis and tax basis of assets and liabilities, measured by enacted tax rates the Company estimates will be applicable when these differences are expected to reverse. Changes in current tax laws, enacted tax rates or the estimated level of taxable income or non-deductible expenses could change the valuation of deferred tax assets and liabilities and affect the overall effective tax rate and tax provision.
When tax returns are filed, it is highly certain that some positions taken will be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that will be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with the tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.
Uncashed Winning Tickets
The Company’s policy for uncashed winning pari-mutuel tickets follows the requirements as set forth by each state’s pari-mutuel wagering laws. The Company will either remit uncashed pari-mutuel ticket winnings to the state according to the state’s escheat or pari-mutuel laws or will maintain the liability during the required holding period according to state law at which time the Company will recognize it as income.

Exhibit 99.2 Page 10

Insurance Recoveries
In connection with losses incurred from natural disasters, insurance proceeds are collected on existing business interruption and property and casualty insurance policies. When losses are sustained in one accounting period and the amounts to be recovered are collected in a subsequent accounting period, management uses estimates and judgment to determine the amounts that are probable of recovery. Estimated losses, net of anticipated insurance recoveries, are recognized in the period the natural disaster occurs and the amount of the loss is determinable. To the extent that insurance proceeds received are less than the carrying value of the assets impaired, the proceeds are reported in the statement of cash flows as an investing activity. Insurance recoveries in excess of estimated losses are recognized when realizable and are reported in net earnings in the statement of cash flows as an operating activity.
Workers’ Compensation and General Liability Self-Insurance
The Company is substantially self-insured for losses related to workers’ compensation and general liability claims with stop-loss insurance for both coverages. Losses are accrued based upon the Company’s undiscounted estimates of the aggregate liability for claims incurred based on historical experience and certain actuarial assumptions. Expected recoveries from third party insurance companies are also estimated and accrued.
Advertising
The Company expenses the costs of general advertising, promotion and marketing programs at the time the costs are incurred.
Share Based Compensation
All share based payments to employees, including grants of employee stock options and restricted stock, are recognized as compensation expense over the service period based on the fair value on the date of grant.
Computation of Net Earnings per Common Share
Net earnings per common share is presented for both basic earnings per common share (“Basic EPS”) and diluted earnings per common share (“Diluted EPS”). Earnings attributable to securities that are deemed to be participating securities are excluded from the calculation of Basic EPS using the two-class method. The Company has determined that the convertible promissory note issued to a shareholder as described in Note 12 and employee restricted stock grants, including awards granted under its long-term incentive plans, are participating securities. Basic EPS is based upon the weighted average number of common shares outstanding during the period, excluding unvested restricted stock and stock options held by employees. Diluted EPS is based upon the weighted average number of common and potential common shares outstanding during the period. Potential common shares result from the assumed exercise of outstanding stock options as well as unvested restricted stock, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. For periods that the Company reports a net loss, all potential common shares are considered anti-dilutive and are excluded from calculations of Diluted EPS. For periods when the Company reports net earnings, potential common shares with exercise prices in excess of the Company’s average common stock fair value for the related period are considered anti-dilutive and are excluded from calculations of Diluted EPS. See Note 18 for further details.
Use of Estimates and Critical Accounting Policies
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates relate to the valuation of property and equipment, income tax liabilities, goodwill and other intangible assets, which may be significantly affected by changes in the regulatory environment in which the Company operates, and to the aggregate costs for self-insured liability claims.
Reclassifications
Certain financial statement accounts have been reclassified in prior years to conform to current year presentation. There was no impact from these reclassifications on total assets, total liabilities, total net revenues, operating income or cash flows.
Recent Accounting Pronouncements
In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 is intended to simplify indefinite-lived intangible asset impairment testing by adding a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. Under the amended

Exhibit 99.2 Page 11

rule, a testing methodology similar to that which is performed for goodwill impairment testing will be acceptable for accessing a company's indefinite-lived intangible assets. The new standard will be effective for indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The Company intends to adopt the standard during 2013.
In September 2011, the FASB issued ASU No. 2011-09, Compensation-Retirement Benefits-Multiemployer Plans. ASU 2011-09 is intended to enhance the disclosure requirements for employers participating in multiemployer pension plans to improve transparency and increase awareness of the commitments and risks involved with participation in multiemployer plans. The new accounting guidance requires employers participating in multiemployer plans to provide additional quantitative and qualitative disclosures to provide users with more detailed information regarding an employer’s involvement in multiemployer plans. The new standard became effective for fiscal years ending after December 15, 2011. The Company adopted this standard during 2011, however upon review of its level of participation in multiemployer plans, the impact of adopting this guidance had no impact on the Company’s consolidated financial statements or related disclosures.
In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other: Testing Goodwill for Impairment. ASU 2011-08 is intended to simplify goodwill impairment testing by adding a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. Under the amended rule, a company will not be required to calculate the fair value of a business that contains recorded goodwill unless it concludes, based on the qualitative assessment, that it is more likely than not that the fair value of that business is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current GAAP must be completed; otherwise, no further testing is required until the next annual test date (or sooner if conditions or events before that date raise concerns of potential impairment in the business). The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. The new standard became effective for goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted the standard during the year ended December 31, 2012, and there was no impact on the Company's consolidated financial statements.
In June 2011, the FASB issued ASU No. 2011-05, which updates the guidance in ASC Topic 220, Presentation of Comprehensive Income. ASU 2011-05 specifies that entities are required to present total comprehensive income either in a single, continuous statement of comprehensive income or in two separate, but consecutive, statements, and that entities must display adjustments for items reclassified from other comprehensive income to net income in both net income and other comprehensive income. The provisions for this pronouncement became effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted the standard for the year ended December 31, 2012. However, since the Company has no other components of comprehensive income, comprehensive income is the same as net earnings as presented in the accompanying Consolidated Statements of Comprehensive Income.
In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards ("IFRS") which changes the wording used to describe the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements in order to improve consistency in the application and description of fair value between GAAP and International Financial Reporting Standards. ASU 2011-04 clarifies how the concepts of highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or liabilities. In addition, the guidance expanded the disclosures for the unobservable inputs for Level 3 fair value measurements, requiring quantitative information to be disclosed related to (1) the valuation processes used, (2) the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, and (3) use of a nonfinancial asset in a way that differs from the asset’s highest and best use. The revised guidance became effective for interim and annual fiscal periods beginning after December 15, 2011. The Company adopted the standard for the year ended December 31, 2012, and there was no material impact on the Company’s consolidated financial statements.
NOTE 2—ACQUISITIONS AND NEW VENTURES
Riverwalk Casino Hotel Acquisition
On October 23, 2012, the Company completed its acquisition of Riverwalk Casino Hotel ("Riverwalk") in Vicksburg, Mississippi for cash consideration of approximately $145.6 million. The transaction includes the acquisition of a 25,000-square-foot casino, an 80-room hotel, a 5,600-square-foot event center and dining facilities on approximately 22 acres of land. The acquisition continues the Company's diversification and growth strategies to invest in assets with an expected yield on investment to enhance shareholder value. The Company financed the acquisition with borrowings under its amended and restated credit facility.
During the year ended December 31, 2012, Riverwalk recognized revenues of $10.3 million and earnings from continuing operations of $2.0 million subsequent to its acquisition by the Company. The following table summarizes the fair values of the assets acquired and liabilities assumed, net of cash acquired of $9.4 million, at the date of the acquisition.

Exhibit 99.2 Page 12

Total
Accounts receivable	$228
Prepaid expenses	589
Inventory	99
Other assets	282
Property and equipment	64,908
Goodwill	32,768
Other intangible assets	43,100
Total assets acquired	141,974
Accounts payable	552
Accrued expenses	5,234
Other liabilities	1
Total liabilities acquired	5,787
Purchase price, net of cash acquired	$136,187
The fair value of other intangible assets consists of the following (in thousands):

Slot gaming rights	$25,300
Customer relationships	10,300
Tradename	7,500
Total intangible assets	$43,100
Depreciation of property and equipment acquired is calculated using the straight-line method over the estimated remaining useful lives of the related assets as follows: 3 to 5 years for computer hardware and software, 4 to 6 years for equipment, 4 to 6 years for furniture and fixtures, 40 years for buildings and 8 to 22 years for building improvements. Amortization of other intangible assets acquired is calculated using the straight-line method over the estimated useful life of the related intangible asset. Intangible assets include customer relationships valued at $10.3 million with a life of 6 years. Slot gaming rights and tradename are determined to have indefinite lives and are not being amortized.
Goodwill of $32.8 million was recognized given the expected contribution of the Riverwalk acquisition to the Company's overall business strategy. The entire balance of goodwill has been allocated to the Gaming business segment. The Company expects to deduct goodwill for tax purposes.
Miami Valley Gaming & Racing Joint Venture
During March 2012, the Company announced an agreement to enter into a 50% joint venture with Delaware North Companies Gaming & Entertainment Inc. (“DNC”) to develop a new harness racetrack and video lottery terminal (“VLT”) gaming facility in Monroe, Ohio.
Through the joint venture agreement, the Company and DNC have formed a new company, MVG, which will manage both the Company’s and DNC’s interests in the development and operation of the racetrack and VLT gaming facility. The Company and DNC will contribute up to $80.0 million in capital contributions to MVG. On December 21, 2012, MVG completed the purchase of the harness racing licenses and certain assets held by Lebanon Trotting Club Inc. and Miami Valley Trotting Inc. for total consideration of $60.0 million, of which $10.0 million was funded at closing with the remainder to be funded through a $50.0 million note payable over a six year term effective upon the commencement of gaming operations. In addition, there is a potential contingent consideration payment of $10.0 million based on the financial performance of the facility during the seven year period after gaming operations commence.
Construction began in December 2012 on the new gaming and racing facility in Monroe, Ohio. The new facility is expected to open during the first quarter of 2014, and will include a 5/8-mile harness racing track and a 186,000-square-foot gaming facility, featuring up to 2,500 VLTs on the 120-acre site. MVG will invest approximately $215.0 million in the new facility, including the $50.0 million license fee payable to the Ohio Lottery Commission. During the year ended December 31, 2012, the Company funded $19.9 million in initial capital contributions to the joint venture.

Exhibit 99.2 Page 13

Bluff Media Acquisition
During February 2012, the Company completed the acquisition of the assets of Bluff, a multimedia poker content brand and publishing company. Bluff’s assets include the poker periodical, BLUFF Magazine; BLUFF Magazine’s online counterpart, BluffMagazine.com; ThePokerDB, a comprehensive online database and resource that tracks and ranks the performance of poker players and tournaments; and various other news and content forums. Bluff also publishes Fight! Magazine, a premier mixed martial arts magazine and its online counterpart, FightMagazine.com. In addition to the Company’s intention to further expand and build upon Bluff’s current content and business model, the Company believes this acquisition potentially provides it with new business avenues to pursue in the event there is a liberalization of state or federal laws with respect to Internet poker in the United States.
The Company completed its acquisition of Bluff for cash consideration of $6.7 million and contingent consideration of $2.5 million based on the probability of the enactment of federal or state enabling legislation which permits Internet poker gaming during the five year period after acquisition. The contingent consideration was estimated at $2.3 million. Any changes in the fair value of contingent consideration subsequent to the acquisition date will be recognized in earnings in the period the estimated fair value changes. Since the transaction did not have a material impact on the Company’s consolidated financial statements, additional disclosure was not deemed necessary. See Note 16 for further discussion of the fair value measurement.
Pro Forma
The following table illustrates the effect on net revenues, earnings from continuing operations and earnings from continuing operations per common share as if the Company had acquired Riverwalk as of the beginning of 2011. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the merger with Riverwalk been consummated at the beginning of 2011.

	Year Ended December 31,
	2012	2011
Net revenues	$777,746	$741,233
Earnings from continuing operations	$63,790	$66,237
Earnings from continuing operations per common share
Basic:
Earnings from continuing operations	$3.71	$3.91
Diluted:
Earnings from continuing operations	$3.65	$3.87
Shares used in computing earnings from continuing operations per common share:
Basic	17,047	16,638
Diluted	17,475	17,125
Pro forma results exclude the effect of the acquisition of Bluff, which did not have a material impact on the Company's consolidated financial statements.
NOTE 3—DISCONTINUED OPERATIONS
Hoosier Park Consideration
In accordance with the Company’s sale of its ownership interest in Hoosier Park to Centaur Racing, LLC (“Centaur”) during 2007, the Company received a promissory note (the “Note”) in the amount of $4.0 million plus interest. The Partnership Interest Purchase Agreement documenting such sale to Centaur also included a contingent consideration provision whereby the Company was entitled to payments of up to $15 million on the date which is eighteen months after the date that slot machines are operational at Hoosier Park. During June 2008, Hoosier Park commenced its slot operations, fulfilling the terms of the contingency provision. However, due to uncertainties regarding collectability, the Company did not recognize the contingent consideration at the date of sale.
On October 1, 2011, the Company received $5.1 million in repayment of the amount owed to the Company pursuant to the Note. In addition, the Company also received $3.4 million as the final settlement of the contingent consideration provision of the Partnership Interest Purchase Agreement, which was recognized as a gain in discontinued operations during the year ended December 31, 2011.

Exhibit 99.2 Page 14

Release of Hollywood Park Retirement Plan Liabilities
On September 23, 2005, Churchill Downs California Company (“CDCC”), a wholly-owned subsidiary of the Company, completed the disposition of the Hollywood Park Racetrack horseracing facility and the Hollywood Park Casino facility located in Inglewood, California (“Hollywood Park”) to Hollywood Park Land Company, LLC (the “Purchaser”) pursuant to the Asset Purchase Agreement (the “Purchase Agreement”) dated July 6, 2005. In connection with the sale of the assets, the Company transferred its obligations as a member in various noncontributory defined benefit multi-employer retirement plans, which are administered primarily by unions, to the Purchaser. Under the terms of an indemnity agreement included in the Purchase Agreement, in the event the Purchaser withdraws in a complete or partial withdrawal from any of the multi-employer retirement plans due to a cessation of the Hollywood Park Racetrack business on or before the last day of the fifth plan year beginning immediately after the close of the sale of the assets, the Company agreed to indemnify and hold the Purchaser harmless from and against any withdrawal liability incurred by the Purchaser in connection with such complete or partial withdrawal, provided that the aggregate amount of such withdrawal liability shall not exceed the amount of the withdrawal liability that would have been incurred by the Company if the Company had completely withdrawn from the applicable plans on the date of the closing of the sale of the assets.
During the year ended December 31, 2010, the Company recognized a gain on sale of $4.4 million upon the expiration of the indemnity agreement described in the previous paragraph. During the year ended December 31, 2011, we recorded an additional gain of $0.4 million from the expiration of the final indemnity associated with the Hollywood Park sale.
Dissolution of Churchill Downs Entertainment Group ("CDE")
During the year ended December 31, 2010, the Company ceased operations of CDE, an entity created to conceive and produce large-scale entertainment events. The decision was made to dissolve the group because of the belief that achieving financial success conducting large-scale entertainment events was very difficult in the current economy. The loss from operations before income tax benefit for CDE for the year ended December 31, 2010 was $9.1 million which included $0.8 million of severance and other benefits costs related to the dissolution of the entity.
Financial Information
CDE, Hollywood Park, Ellis Park and Hoosier Park have been accounted for as discontinued operations. Accordingly, the results of operations of the dissolved and sold businesses for all periods presented and the gains (losses) on sold businesses have been classified as discontinued operations, net of income taxes, in the Consolidated Statements of Comprehensive Income. Set forth below is a summary of the results of operations of discontinued businesses for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year ended December 31,
	2012	2011	2010
Net revenues	$—	$—	$6,375
Operating expenses	—	12	13,081
Selling, general and administrative expenses	—	(11)	2,372
Operating loss	—	(1)	(9,078)
Other expense	(2)	—	(79)
Loss from operations before income tax benefit	(2)	(1)	(9,157)
Income tax benefit	1	—	3,330
Loss from operations	(1)	(1)	(5,827)
Gain on sale of assets, net of income taxes	—	3,561	2,623
Net (loss) gain	$(1)	$3,560	$(3,204)

Exhibit 99.2 Page 15

NOTE 4—NATURAL DISASTERS
Kentucky Hailstorm
On April 28, 2012, a hailstorm caused damage to portions of Louisville, Kentucky including Churchill Downs Racetrack ("Churchill Downs") and its separate training facility known as Trackside Louisville. Both locations sustained damage to their stable areas as well as damages to administrative offices and several other structures. The Company carries property and casualty insurance, subject to a $0.5 million deductible. As of December 31, 2012, the Company has recorded a reduction of property and equipment of $0.6 million. The Company is currently working with its insurance carriers to finalize its claim and received $1.1 million during the year ended December 31, 2012. The Company recognized insurance recoveries, net of losses of $0.5 million during the year ended December 31, 2012. The Company received an additional $0.4 million from its insurance carriers during 2013, and will recognize insurances recoveries, net of losses of $0.4 million as a component of operating income during the three months ended March 31, 2013.
Mississippi River Flooding
As a result of the Mississippi River flooding during 2011, the Company temporarily ceased operations at Harlow’s Casino Resort & Spa (“Harlow’s”) on May 6, 2011, and the Board of Mississippi Levee Commissioners ordered the closure of the Mainline Mississippi River Levee on May 7, 2011. On May 12, 2011, the property sustained damage to its 2,600-seat entertainment center and a portion of its dining facilities. On June 1, 2011, Harlow’s resumed casino operations with temporary dining facilities. During December 2012 and January 2013, the Company completed the renovation and improvement projects, which included a new buffet area, steakhouse, business center, spa facility, fitness center, pool and a multi-purpose event center.
The Company carries flood, property and casualty insurance as well as business interruption insurance subject to a $1.3 million deductible for damages. As of December 31, 2012, the Company has recorded a reduction of property and equipment of $8.5 million and incurred $2.0 million in repair expenditures. During the year ended December 31, 2011, the Company received $3.5 million from its insurance carriers in partial settlement of its claim. This amount has been included as insurance recoveries, summarized below, for the year ended December 31, 2012. In addition, the Company finalized its claim with its insurance carriers and received $12.0 million during the year ended December 31, 2012. The Company recognized insurance recoveries, net of losses, of $5.0 million during the year ended December 31, 2012. The insurance claims for this event have been finalized with the Company's insurance carriers, and it does not expect to receive additional funds or recognize additional income from the claim.
Mississippi Wind Damage
On February 24, 2011, severe storms caused damage to portions of Mississippi, including Greenville, Mississippi, the location of Harlow’s. The Harlow’s property sustained damage to a portion of the hotel, including its roof, furniture and fixtures in approximately 61 hotel rooms and fixtures in other areas of the hotel. The hotel was closed to customers for renovations following the storm damage and reopened during June 2011. The Company carries property and casualty insurance as well as business interruption insurance subject to a $0.1 million deductible for damages. As of December 31, 2012, the Company has recorded a reduction of property and equipment of $1.4 million and incurred $0.4 million in repair expenditures. The Company filed a preliminary claim with its insurance carriers for $1.0 million in damages, which it received during the second quarter of 2011. Approximately $0.4 million of insurance recoveries received were recorded as a reduction of selling, general and administrative expenses against losses related to the interruption of business caused by the wind damage during the year ended December 31, 2011. The Company received an additional $3.4 million from its insurance carriers during the year ended December 31, 2012. The Company recognized insurance recoveries, net of losses, of $1.5 million during the year ended December 31, 2012. The insurance claims for this event have been finalized with the Company's insurance carriers, and it does not expect to receive additional funds or recognize additional income from the claim.
Financial Information
The casualty losses and related insurance proceeds have been included as components of operating income in the Company’s Consolidated Statements of Comprehensive Income. Set forth below is a summary of the impact of the natural disasters on the results of operations of the Company for the years ended December 31, 2012 and 2011, respectively, (in thousands):

Exhibit 99.2 Page 16

Year Ended December 31, 2012
	Casualty Losses	Insurance Recoveries	Insurance Recoveries, Net of Losses
Gaming	$12,331	$(18,856)	$(6,525)
Racing	$644	$(1,125)	$(481)
Total	$12,975	$(19,981)	$(7,006)

Year Ended December 31, 2011
	Casualty Losses	Insurance Recoveries	Insurance Recoveries, Net of Losses
Gaming	$603	$(1,000)	$(397)
Racing	$425	$(1,000)	$(575)
Total	$1,028	$(2,000)	$(972)

NOTE 5—ACCOUNTS RECEIVABLE
The Company's accounts receivable at December 31, 2012 and 2011 is comprised of the following (in thousands):

	2012	2011
Simulcast and ADW receivables	$18,210	$11,671
Trade receivables	19,294	18,826
PSL and hospitality receivables	8,335	8,291
Other receivables	3,198	13,393
	49,037	52,181
Allowance for doubtful accounts	(1,885)	(2,408)
	$47,152	$49,773
During the year ended December 31, 2012, the Company received insurance proceeds of $7.8 million related to natural disasters at Harlow's which were included in other receivables at December 31, 2011. See Note 4 for a discussion of natural disasters.
During each of the years ended December 31, 2012 and 2011, the Company recognized $0.9 million of bad debt expense in its Online Business segment associated with customer wagering on TwinSpires.com.

Exhibit 99.2 Page 17

NOTE 6—PROPERTY AND EQUIPMENT
Property and equipment is comprised of the following (in thousands):

	2012	2011
Land	$115,887	$104,130
Grandstands and buildings	413,896	364,823
Equipment	180,452	155,194
Furniture and fixtures	45,810	38,280
Tracks and other improvements	92,197	80,785
Construction in progress	7,793	4,548
	856,035	747,760
Accumulated depreciation	(313,153)	(270,404)
	$542,882	$477,356
Depreciation expense was approximately $44.4 million, $43.3 million and $36.6 million for the years ended December 31, 2012, 2011 and 2010, respectively, and is classified in operating expenses in the Consolidated Statements of Comprehensive Income.
During the year ended December 31, 2012, the Company began an assessment of potential alternative uses to its Trackside training facility at Churchill Downs. As such, the Company reviewed the useful lives of assets at this facility and commenced accelerated depreciation on certain of its long-term assets, resulting in additional depreciation expense of $0.9 million during the year ended December 31, 2012 related to this facility. The Company has determined that no impairment has occurred for these assets as of December 31, 2012.
NOTE 7—GOODWILL
Goodwill of the Company at December 31, 2012 and 2011 is comprised of the following (in thousands):

	Racing Operations	Gaming	On-line Business	Other Investments	Total
Balance as of December 31, 2010	$50,400	$35,082	$127,787	$1,259	$214,528
Additions	—	(393)	(423)	—	(816)
Balance as of December 31, 2011	50,400	34,689	127,364	1,259	213,712
Reclassifications	1,259	—	—	(1,259)	—
Additions	—	32,768	—	3,934	36,702
Balance as of December 31, 2012	$51,659	$67,457	$127,364	$3,934	$250,414
During the year ended December 31, 2012, the Company reclassified goodwill between Other Investments and Racing Operations related to CDSP, one of its other investments, which was merged into Racing Operations during 2012. In addition, the Company recorded goodwill of $32.8 million and $3.9 million related to the Riverwalk and Bluff acquisitions, respectively.
During the year ended December 31, 2011, the Company reduced goodwill by $0.8 million related to the resolution of the working capital calculation with its Harlow’s acquisition and the adjustment of certain deferred income tax assets and liabilities associated with its Harlow’s and Youbet acquisitions.
The Company performed its annual goodwill impairment analysis for the year ended December 31, 2012 in accordance with ASU No. 2011-08, Intangibles-Goodwill and Other: Testing Goodwill for Impairment. This analysis included an assessment of qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than their carrying amounts. The impairment analysis included an assessment of certain qualitative factors including but not limited to macroeconomic, industry and market conditions; cost factors that have a negative effect on earnings; overall financial performance; the movement of the Company's share price; and other relevant entity and reporting unit specific events. This assessment included the determination of the likely effect of each factor on the fair value of each reporting unit. Although the Company believes the factors considered in the impairment analysis are reasonable, significant changes in any of the assumptions could produce a significantly different result. Based on the annual goodwill impairment analysis for the years ended December 31, 2012 and 2011, the Company concluded that goodwill had not been impaired. There was no impact on the Company's consolidated financial statements as a result of adopting the standard.

Exhibit 99.2 Page 18

NOTE 8—OTHER INTANGIBLE ASSETS
The Company’s other intangible assets are comprised of the following (in thousands):

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Definite-lived intangible assets
Favorable contracts	$11,000	$(3,613)	$7,387	$11,000	$(2,966)	$8,034
Customer relationships	57,900	(24,594)	33,306	47,280	(16,344)	30,936
Slots gaming license	2,250	(1,125)	1,125	2,250	(1,125)	1,125
Other	4,079	(267)	3,812	4,059	(237)	3,822
	$75,229	$(29,599)	45,630	$64,589	$(20,672)	43,917
Indefinite-lived intangible assets
Slots gaming rights			70,390			45,089
Trademarks			23,397			11,297
Illinois Horseracing Equity Trust			3,307			3,307
Other			417			217
Total			$143,141			$103,827
Amortization expense for definite-lived intangible assets was approximately $11.2 million, $11.9 million and $9.9 million for the years ended December 31, 2012, 2011 and 2010, respectively, and is classified in operating expenses. The Company submitted payments of $2.3 million for each of the years ended December 31, 2012 and 2011 respectively, for annual license fees for Calder Casino. Payments are being amortized to expense over the annual license period.
Indefinite-lived intangible assets consist primarily of state gaming licenses in Mississippi and Florida, rights to participate in the Horse Racing Equity Fund and trademarks.
During the year ended December 31, 2012, the Company recorded other definite-lived intangible assets of $10.3 million and indefinite-lived intangible assets of $32.8 million related to the Riverwalk acquisition. In addition, the Company recorded other definite-lived intangible assets of $0.3 million and indefinite-lived intangible assets of $4.8 million related to the Bluff acquisition.
Future estimated amortization expense does not include additional payments of $2.3 million in 2013 and in each year thereafter for the ongoing amortization of future expected annual Florida slots gaming license fees not yet incurred or paid. Future estimated aggregate amortization expense on existing definite-lived intangible assets for each of the next five fiscal years is as follows (in thousands):

Year Ended December 31,	Estimated Amortization Expense
2013	$9,743
2014	$8,731
2015	$7,821
2016	$6,697
2017	$6,697

Exhibit 99.2 Page 19

NOTE 9—INCOME TAXES
Components of the provision for income taxes are as follows (in thousands):

	2012	2011	2010
Current provision:
Federal	$21,180	$16,918	$(1,620)
State and local	2,351	3,423	1,211
Foreign	(38)	(149)	116
	23,493	20,192	(293)
Deferred:
Federal	8,292	12,798	9,464
State and local	1,367	1,299	(830)
	9,659	14,097	8,634
	$33,152	$34,289	$8,341
The Company’s income tax expense is different from the amount computed by applying the federal statutory income tax rate to income before taxes as follows (in thousands):

	2012	2011	2010
Federal statutory tax on earnings before income taxes	$32,000	$33,280	$9,765
State income taxes, net of federal income tax benefit	2,190	3,283	299
Non-deductible lobbying and contributions	946	517	439
Tax credits and incentives	(494)	(775)	(36)
Non-deductible transaction costs	—	—	531
Tax adjustments	(1,093)	(434)	(1,960)
Accruals and settlements related to tax audits	(686)	(426)	(853)
Valuation allowance	—	105	—
Change in effective state tax rates	197	(714)	32
Other permanent differences	92	(547)	124
	$33,152	$34,289	$8,341
During 2003, the Company entered into a Tax Increment Financing (“TIF”) Agreement with the Commonwealth of Kentucky. Pursuant to this agreement, the Company is entitled to receive reimbursement for 80% of the increase in Kentucky income and sales tax resulting from its 2005 renovation of the Churchill facility. During 2011, the Company resolved uncertainties with the Commonwealth of Kentucky related to the computation of the tax increase and the Company recognized a $3.1 million reduction of its operating expenses related to the years 2005 through 2011. In addition, the Company recognized a $1.2 million reduction in its income tax expense, net of federal taxes, related to the years 2005 through 2011. During 2012, the Company recognized an additional $0.7 million reduction to its operating expenses and $0.5 million reduction to its income tax expense, net of federal taxes, from the Commonwealth of Kentucky. As of December 31, 2012, the Company has received $3.1 million of combined benefits and has recorded a sales tax receivable of $1.6 million and an income tax receivable of $1.0 million related to the reimbursement.
For the year ended December 31, 2011, the Company received a refund of $8.5 million related to the overpayment of its 2010 federal income taxes and a refund of $1.9 million related to an amended prior year federal income tax return that served to adjust state lobbying expense deductions.
During 2010, the Company identified adjustments to permanent tax differences related to years prior to January 1, 2008.  As a result, the Company increased income taxes receivable and reduced income tax expense by $1.9 million during 2010.  The adjustment relates to incorrectly treating deductible, local lobbying expenses incurred during 2005 and 2007 as non-deductible.  These adjustments were recorded during the year ended December 31, 2010, as the corrections were deemed immaterial to both the results of operations for the year ended December 31, 2010, and all prior periods affected.

Exhibit 99.2 Page 20

During 2005 and 2006, the Company received approximately $22.9 million of proceeds related to the sale of personal seal licenses ("PSLs") sold in connection with the renovation of Churchill Downs. The PSLs that were sold included those with terms of 30 years and 5 years and provided the purchaser the right to purchase tickets to the Kentucky Derby, Kentucky Oaks and Breeders’ Cup races each year during the term of the license. Accordingly, for tax purposes, the Company deferred the income for the PSLs over the respective terms of the licenses.
During 2009, the Internal Revenue Service (the “IRS”) proposed that the income related to the sale of the PSLs is taxable during the period the proceeds are received by the Company (the “Proposed Audit Adjustment”). As a result, the Proposed Audit Adjustment serves to increase the amount of income taxes due for each of the tax years 2005 and 2006. On April 14, 2010, the Company defended its position of deferring income related to the sale of PSLs using a fast track mediation process offered by the IRS. During the fast track mediation process, the Company agreed to change its method of accounting for proceeds related to the sale of PSLs to the deferral method provided for in Revenue Procedure 2004-34, effective for the taxable year ended December 31, 2007. As a result, the taxable income for each of the years ended December 31, 2007 and 2008 increased by $19.1 million and $0.4 million, respectively. In accordance with the settlement entered into during the fast track mediation process, the Company recognized an income tax benefit from continuing operations of $0.7 million during the year ended December 31, 2010, reflecting a reduction of interest expense previously estimated, partially offset by higher income tax due than previously estimated.
Components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2012	2011
Deferred tax assets:
Deferred compensation plans	$12,022	$11,054
Deferred income	8,396	7,656
Allowance for uncollectible receivables	281	412
Deferred liabilities	4,239	5,294
Net operating losses and credit carryforward	20,749	25,828
Other	—	189
Deferred tax assets	45,687	50,433
Valuation allowance	(1,334)	(1,487)
Net deferred tax asset	44,353	48,946
Deferred tax liabilities:
Intangible assets in excess of tax basis	18,725	17,762
Property and equipment in excess of tax basis	40,175	38,009
Other	1,874	—
Deferred tax liabilities	60,774	55,771
Net deferred tax liability	$(16,421)	$(6,825)
Income taxes are classified in the balance sheet as follows:
Net current deferred tax asset	$8,227	$8,727
Net non-current deferred tax liability	(24,648)	(15,552)
	$(16,421)	$(6,825)
As of December 31, 2012, the Company had federal net operating losses of $16.2 million, which were acquired in conjunction with the acquisition of Youbet.com. The utilization of these losses is limited on an annual basis pursuant to IRC § 382. However, the Company believes that it will be able to fully utilize all of these losses. In addition, the Company has $4.3 million of state net operating losses; $2.2 million of this loss carryforward was acquired in conjunction with the acquisition of Youbet.com. These losses may be subject to annual limitations similar to IRC § 382. The Company has recorded a valuation allowance of $1.0 million against the state net operating losses due to the fact that it is unlikely that it will generate income in certain states, which is necessary to utilize the assets.
The changes in the valuation allowance for deferred tax assets for the years ended December 31, 2012 and 2011 are as follows (in thousands):

Exhibit 99.2 Page 21

	2012	2011
Balance at beginning of the year	$1,487	$1,381
Charged to costs and expenses	—	106
Charged to comprehensive income	—	—
Charged to other accounts	33	—
Deductions	(186)	—
Balance at end of the year	$1,334	$1,487
As of December 31, 2012, the Company had approximately $8.6 million of total gross unrecognized tax benefits, excluding interest. If these benefits were recognized, there would be a $0.9 million effect to the annual effective tax rate. The uncertain tax positions include $7.2 million gross tax benefit resulting from the taxation on the Horse Racing Equity Trust Fund ("HRE Trust Fund") proceeds recognized by the Company during 2011 as further described in Note 17. The tax expense associated with these proceeds was recognized during 2011. The Company anticipates a decrease in its unrecognized tax positions of approximately $8.0 million during the next twelve months. The Company currently has a deposit on account that would cover a significant portion of this liability in the event that the unrecognized tax positions were not sustained. This anticipated decrease is primarily due to the settlements under audit and the expiration of statutes of limitations.
During October 2012, the Company funded a $2.9 million income tax payment to the State of Illinois related to a dispute over state income tax apportionment methodology which has been recorded as an other asset as of December 31, 2012. The Company filed its state income tax returns related to the years 2002 through 2005 following the methodology prescribed by Illinois statute, however the State of Illinois has taken a contrary tax position. The Company filed a formal protest with the State of Illinois during the fourth quarter of 2012. The Company does not expect this issue to have a material adverse effect on its business, financial condition or results of operations. See Note 17 for further discussion of this matter.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2012	2011	2010
Balance as of January 1	$2,109	$2,926	$2,967
Additions for tax positions related to the current year	—	—	585
Additions for tax positions of prior years	7,390	—	—
Reductions for tax positions of prior years	(934)	(817)	(626)
Balance as of December 31	$8,565	$2,109	$2,926
The Company recognizes interest accrued related to unrecognized tax benefits in income tax expense and penalties in selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income. The Company accrued approximately $0.2 million of interest for each of the years ended December 31, 2012 and 2011.
NOTE 10—SHAREHOLDERS’ EQUITY
On March 13, 2008, the Company’s Board of Directors approved a shareholder rights plan, which granted each shareholder the right, in certain circumstances, to purchase a fraction of a share of Series A Junior Participating Preferred Stock at the rate of one right for each share of the Company’s common stock. If a person or group, together with its affiliates and associates, become an acquiring person, defined as the beneficial owner of 15% or more of the Company’s common stock, each holder of a right (other than the person or group who has become an acquiring person) will have the right to receive, upon exercise, shares of the Company’s common stock having a value equal to two times the exercise price of the right. Certain persons and transactions are exempted from the definition of acquiring person. In the event that, at any time following the date such person or group becomes an acquiring person, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation (other than with an entity that acquired the shares pursuant to an offer for all outstanding shares of common stock that a majority of the independent directors determines to be fair and not inadequate and to otherwise be in the best interests of the Company and its shareholders, after receiving advice from one or more investment banking firms (a “Qualifying Offer”) ), (ii) the Company engages in a merger or other business combination transaction (other than with an entity that acquired the shares pursuant to a Qualifying Offer) in which the Company is the surviving corporation and the common stock of the Company is changed or exchanged, or (iii) 50% or more of the Company’s assets, cash flow or earnings power is sold or transferred, each holder of a right (other than the person or group who has become an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the surviving entity having a value equal to two times the exercise price of the right. At any time after a person or group becomes an acquiring person, and prior to the acquisition by such person or group of fifty percent (50)% or more of the

Exhibit 99.2 Page 22

outstanding common stock, the Board may exchange the rights (other than rights owned by such acquiring person), in whole or in part, for common stock at an exchange ratio of one share of common stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).
NOTE 11—EMPLOYEE BENEFIT PLANS
The Company has a profit-sharing plan that covers all employees, not otherwise participating in an associated profit-sharing plan, with three months or more of service. The Company will match contributions made by the employee up to 3% of the employee’s annual compensation and will also match, at 50%, contributions made by the employee up to an additional 2% of compensation with certain limits. The Company may also contribute a discretionary amount determined annually by the Board of Directors as well as a year-end discretionary match not to exceed 4% of compensation. The Company’s cash contribution to the plan for the years ended December 31, 2012, 2011 and 2010 was approximately $1.8 million, $1.7 million and $1.3 million, respectively.
The Company is a member of a noncontributory defined benefit multi-employer retirement plan for all members of the Pari-mutuel Clerk’s Union of Kentucky and several other collectively bargained retirement plans, which are administered by unions. Cash contributions are made in accordance with negotiated labor contracts. Retirement plan expense for each of the years ended December 31, 2012, 2011 and 2010 was approximately $0.6 million, $0.6 million and $0.5 million, respectively. The Company’s policy is to fund this expense as accrued. The Company currently estimates that future contributions to these plans will not increase significantly from prior years.
The Company provides eligible executives and directors of the Company an opportunity to defer to a future date the receipt of base and bonus compensation for services as well as director’s fees through a deferred compensation plan. The Company’s matching contribution on base compensation deferrals equals the matching contribution of the Company’s profit-sharing plan with certain limits. The Company’s cash contribution to the plan amounts to $0.1 million for each of the years ended December 31, 2012, 2011 and 2010, respectively.
NOTE 12—TOTAL DEBT
The following table presents our total debt outstanding at December 31, 2012 and 2011 (in thousands):

	As of December 31,
	2012	2011
Total long-term debt:
$375 million revolving credit facility	$—	$125,000
Swing line of credit	—	2,563
Total long-term debt	—	127,563
Current maturities of long-term debt:	—	—
$375 million revolving credit facility	205,000	—
Swing line of credit	4,728	—
Current maturities of long-term debt	209,728	—
Total debt	$209,728	$127,563
On November 1, 2010, the Company entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (the “Credit Facility”), which amended certain provisions of the Credit Facility and provided for the exercise of the accordion feature whereby the maximum aggregate commitment was increased from $275 million to $375 million. Additionally, the Credit Facility reduced the pricing schedule for outstanding borrowings by 37.5 basis points and commitment fees by 5 basis points across all leverage pricing levels. The guarantors under the Credit Facility continue to be a majority of the Company’s wholly-owned subsidiaries. The Company incurred loan origination costs of approximately $0.5 million in connection with the Credit Facility, which were capitalized and amortized as interest expense over the remaining term of the Credit Facility. The Credit Facility terminates on December 22, 2013. During 2013, we expect to enter into a new, long-term revolving credit facility which we anticipate will provide sufficient capital resources and liquidity to satisfy our operating needs for the next twelve months.
Generally, borrowings made pursuant to the Credit Facility will bear interest at a LIBOR-based rate per annum plus an applicable percentage ranging from 1.625% to 3.125% depending on certain of the Company’s financial ratios. In addition, under the Credit Facility, we agreed to pay a commitment fee at rates that range from 0.25% to 0.45% of the available aggregate commitment, depending on the Company’s leverage ratio. The weighted average interest rate on outstanding borrowings at December 31, 2012 and 2011 was 1.87% and 2.19%, respectively.

Exhibit 99.2 Page 23

The Credit Facility contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, restricted payments, liens, investments, mergers and acquisitions, disposition of assets, sale-leaseback transactions, and transactions with affiliates.  The covenants permit the Company to use proceeds of the credit extended under the Credit Facility for general corporate purposes and acquisition needs.  The Credit Facility also contains financial covenants that require the Company (i) to maintain an interest coverage ratio (i.e., consolidated EBITDA to consolidated interest expense) that is greater than 3.5 to 1.0; (ii) not to permit the leverage ratio (i.e., consolidated funded indebtedness to consolidated EBITDA) to be greater than 3.25 to 1.0; and (iii) to maintain consolidated net worth (with certain exceptions) of not less than the sum of (x) $350,000,000, (y) 50% of consolidated net income earned in each fiscal year beginning with the Company’s fiscal year ended December 31, 2009 and (z) 100% of the net proceeds of any future debt and equity offerings. Substantially all of the Company’s assets continue to be pledged as collateral under the Credit Facility. During the year ended December 31, 2012, there were no material changes in our commitments to make future payments or in our contractual obligations. As of December 31, 2012, we were in compliance with the debt covenants of the Credit Facility. As of December 31, 2012, we had $159 million of borrowing capacity under the Credit Facility.
During 2004, the Company acquired 452,603 shares of its common stock from a shareholder in exchange for a convertible promissory note in the principal amount of $16.7 million which could be immediately convertible at any time at the option of the shareholder into shares of the Company’s common stock. During the year ended December 31, 2011, the shareholder exercised his conversion right, and the Company’s convertible note payable with a related party was paid through the issuance of 452,603 shares of the Company’s common stock. The Company recognized a gain on conversion of $2.7 million in miscellaneous other income and interest expense of $1.4 million as a result of the conversion of the note payable and the elimination of the short forward contract liability and long put option asset.
The Company recorded gains related to the long put option and the short call option in the amount of $0.8 million during the year ended December 31, 2010.
Future aggregate maturities of total debt are as follows (in thousands):

Year Ended December 31,
2013	$209,728
2014	—
2015	—
2016	—
Thereafter	—
Total	$209,728
NOTE 13—OPERATING LEASES
The Company has one operating lease agreement for an Arlington OTB, which expires in 2013. Arlington operates an additional seven OTBs within existing, non-owned Illinois restaurants under licensing agreements with varying payment terms, including payment contingent on handle. The Company has ten operating lease agreements for Fair Grounds OTBs, which expire in various years from 2013 through 2021. Finally, the Company has an operating lease agreement for its corporate offices which expires in 2023.
Future minimum operating lease payments are as follows, not including the variable portion of contingent leases and Arlington’s contingent licensing agreements (in thousands):

Year Ended December 31,
2013	$8,079
2014	6,314
2015	5,680
2016	3,884
2017	2,755
Thereafter	7,024
Total	$33,736

Exhibit 99.2 Page 24

The Company also leases totalizator equipment, audio/visual equipment and operates certain facilities that are partially contingent on handle, bandwidth usage or race days. Total annual rent expense for contingent lease payments, including totalizator equipment, audio/visual equipment, gaming equipment, land and facilities, was approximately $3.6 million, $2.5 million and $2.7 million for the years ended December 31, 2012, 2011 and 2010, respectively. The Company’s total rent expense for all operating leases, including the contingent lease payments, was approximately $18.4 million, $19.9 million and $19.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. The reduction in total rent expense during 2012 reflects a migration in the Company's Racing Operations from totalizator services performed by a third-party to services provided by United Tote.
NOTE 14—LONG-TERM INCENTIVE PLAN
During 2008, the Board of Directors approved the Terms and Conditions of Performance Share Awards Issued Pursuant to the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (the “Company LTIP”) as well as the Terms and Conditions of Performance Share Awards Issued Pursuant to the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan for Employees of TwinSpires (the “TwinSpires LTIP”). The objective of the Company LTIP and the TwinSpires LTIP is to support the entrepreneurial mindset desired by management by providing an opportunity to earn significant equity in the Company for achieving significant performance targets.
During the year ended December 31, 2009, the Board of Directors terminated the TwinSpires LTIP. In accordance with this termination, the participants of the TwinSpires LTIP were granted participation in the Company LTIP upon execution of a waiver and award agreement by each such TwinSpires LTIP participant that included a waiver of any rights or benefits due such participant under the TwinSpires LTIP. All TwinSpires LTIP participants executed such waiver and award agreements. These participants have the opportunity to earn performance share awards under the Company LTIP substantially equal to the total value of such awards as defined under the TwinSpires LTIP.
In accordance with the Company LTIP, participants earn performance share awards over a five year period (2008 through 2012) that are paid in either cash or stock of the Company, at the discretion of the Company, based on performance targets achieved by the Company as well as the participant. Performance targets of the Company are predetermined Company EBITDA (defined as earnings before interest, taxes, depreciation and amortization) goals for each year during the term of the Company LTIP. Performance targets of the participants are defined as substantial contributions to the performance and strategic improvement of the Company. During the first quarter subsequent to each plan year during the term of the Company LTIP, performance share awards denominated in either cash or stock are awarded to participants based on assessment of the achievement of performance targets. Such awards have varying service conditions and vest on a quarterly basis. The Company awarded the final performance share awards under the Company LTIP related to the 2011 and 2012 LTIP years during the three months ended March 31, 2013. The Company expects to adopt similar forms of incentive compensation for named executive officers during 2013. The proposed new incentives, which are expected to be awarded during 2013, will consist of performance and service-based restricted stock grants, which will vest upon the achievement of certain triggering events.
During the year ended December 31, 2012, the performance targets of the Company LTIP were achieved for the 2011 and 2012 plan years. Compensation expense of $6.4 million was recognized for the 2011 and 2012 plan awards, which were awarded during the three months ended March 31, 2013 .
During the year ended December 31, 2011, the performance targets of the Company LTIP were achieved for the 2010 plan year. Compensation expense of $4.2 million was recognized for the 2010 plan award, which was awarded through a restricted stock grant made during the year ended December 31, 2012.
During the year ended December 31, 2010, the performance target of the Company LTIP was achieved for the 2009 plan year. Compensation expense of $1.9 million was recognized for the 2009 plan award, which was awarded through a restricted stock grant made during the year ended December 31, 2011.
NOTE 15—SHARE BASED COMPENSATION PLANS
As of December 31, 2012, the Company has share based employee compensation plans as described below. The total compensation expense, which includes compensation expense related to restricted share awards, restricted stock unit awards, stock option awards, granted LTIP awards and stock options associated with an employee stock purchase plan, was $7.6 million, $5.5 million and $4.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.
During 2010, the Company identified adjustments to restricted stock compensation expense related to years prior to January 1, 2010.  As a result, the Company increased restricted stock compensation expense by $1.5 million during 2010.  The increase in compensation expense should have been recorded during prior periods and relates primarily to incorrect valuation assumptions used for 90,000 restricted shares issued under a previous employment agreement with Robert L. Evans, the Company’s Chairman of the Board and Chief Executive Officer.  These adjustments were recorded during the year ended December 31, 2010, and the corrections were deemed immaterial to both the results of operations for 2010, and all prior periods affected.

Exhibit 99.2 Page 25

Employee Stock Options
The Company sponsors the Churchill Downs Incorporated 1997 Stock Option Plan (the “97 Plan”) and the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (the “07 Incentive Plan”). In addition, the Company may, from time to time, grant stock option awards to individuals outside of its share based compensation plans. These share based incentive compensation plans are described below.
On March 13, 2003, the Board of Directors suspended the 97 Plan. Awards issued under the 97 Plan prior to its suspension were unaffected by such suspension.
The 97 Plan and the 07 Incentive Plan provide that the exercise price of any incentive stock option may not be less than the fair market value of the common stock on the date of grant. Outstanding stock options under the 97 Plan have contractual terms of ten years and generally vest three years from the date of grant. Outstanding stock options under the 07 Incentive Plan have contractual terms of ten years and generally vest ratably on each anniversary of the grant date over a three year period.
Activity for stock options granted by the Company during the years ended December 31, 2012, 2011 and 2010 is presented below (in thousands, except per common share data):

	Number of Shares Under Option	Weighted Average Exercise Price
Balance, December 31, 2009	209	$36.39
Granted	188	$35.22
Exercises	(4)	$27.75
Cancelled/forfeited	(33)	$33.31
Balance, December 31, 2010	360	$36.36
Granted	—	$—
Exercises	(6)	$27.23
Cancelled/forfeited	—	$—
Balance, December 31, 2011	354	$36.52
Granted	—	$—
Exercises	(153)	$36.80
Cancelled/forfeited	—	$—
Balance, December 31, 2012	201	$36.30
During the year ended December 31, 2010, the Company entered into an amended and restated employment agreement with Robert L. Evans, the Company’s Chairman of the Board and Chief Executive Officer. Mr. Evans received a stock option, vesting quarterly over approximately three years to purchase an aggregate of 180,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of a share of the Company’s common stock on September, 27, 2010, the date on which the award was granted. This stock option has a contractual term of six years expiring on November 14, 2016.
Under Mr. Evans’ previous employment agreement, Mr. Evans received a stock option, vesting quarterly over three years, to purchase an aggregate of 130,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of a share of the Company’s common stock on July 18, 2006. During 2012, Mr. Evans exercised options for 130,000 shares of the Company's common stock which were granted at $36.16, for common stock at stock prices ranging from $57.36 to $60.05.
During the years ended December 31, 2012 and 2011, no stock options were granted. The weighted fair market value of stock options granted during 2010 was $13.65 per share. In determining the estimated fair value of the Company’s stock options as of the date of grant, the Company used the Black-Scholes option pricing model with the following assumptions:

2010
Risk-free interest rate	1.57%
Dividend yield	1.42%
Volatility factors of the expected market price for common stock	44.35%
Weighted average expected life of options	6.3 years

Exhibit 99.2 Page 26

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.
The Company calculates the expected term for its stock options based on historical exercise behavior and bases the risk-free interest rate on a traded zero-coupon U.S. Treasury bond with a term substantially equal to the stock option’s expected term.
The volatility used to value stock options is based on historical volatility. The Company calculates historical volatility using a simple average calculation methodology based on daily price intervals as measured over the expected term of the stock option.
The following table summarizes information about stock options outstanding and exercisable as of December 31, 2012 (in thousands, except contractual life and per share data):

	Shares Under Option	Remaining Contractual Life	Average Exercise Price Per Share	Intrinsic Value per Share(1)	Aggregate Intrinsic Value
Options exercisable and vested at December 31, 2012	161	4.0	$36.57	$29.88	$4,797
Options outstanding and unvested at December 31, 2012	40	4.1	$35.24	$31.21	$1,260

(1)	Computed based upon the amount by which the fair market value of the Company’s common stock at December 31, 2012 of $66.45 per share exceeded the weighted average exercise price.
The total intrinsic value of stock options exercised during the years ended December 31, 2012, 2011 and 2010 was $5.7 million, $0.1 million and $38 thousand, respectively. Cash received from stock option exercises totaled $3.4 million, $0.2 million and $0.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.
At December 31, 2011, there were 251 thousand options exercisable with a weighted average exercise price of $37.05.
A summary of the status of the Company’s nonvested stock options as of December 31, 2012, and changes during the year ended December 31, 2012 follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	103	$13.67
Granted	—	—
Vested	(63)	$13.65
Cancelled/Forfeited	—	—
Nonvested at end of year	40	$13.69
As of December 31, 2012, there was $0.5 million of total unrecognized compensation cost related to nonvested stock options. That cost is expected to be recognized over a weighted average period of 1.0 years. The total fair value of shares vested during the year ended December 31, 2012 was $0.9 million.
Restricted Shares and Restricted Stock Units
The Company sponsored the Churchill Downs Incorporated 2004 Restricted Stock Plan (the “04 Plan”). In addition, the Company, may, from time to time, grant restricted shares or restricted stock units to individuals outside of its share based compensation plans.
On March 15, 2007, the Board of Directors replaced the 04 Plan with the 07 Incentive Plan. Awards issued under the 04 Plan prior to its termination were unaffected by such termination. The 07 Incentive Plan permits the award of restricted shares or restricted stock units to directors and key employees, including officers, of the Company and its subsidiaries who are from time to time responsible for the management, growth and protection of the business of the Company and its subsidiaries.
Restricted shares granted under the 04 Plan generally vest in full five years from the date of grant or upon retirement at or after age 60. Restricted shares granted under the 07 Incentive Plan generally vest in full three years from the date of grant or upon

Exhibit 99.2 Page 27

retirement at or after age 60. The fair value of restricted shares under both the 04 Plan and the 07 Incentive Plan is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock, discounted to consider the fact that dividends are not paid on these shares.
During the year ended December 31, 2010, the Company entered into an amended and restated employment agreement with Robert L. Evans. Mr. Evans received (i) 45,000 restricted shares of the Company’s common stock, with vesting contingent upon the Company’s common stock reaching certain closing prices on NASDAQ for twenty consecutive trading days, and (ii) 81,250 restricted stock shares, vesting quarterly over 6.0 years. On January 20, 2012, 15,000 of Mr. Evans’ restricted shares, with vesting contingent upon the Company’s stock price, vested based on a closing stock price in excess of $50 per share for twenty consecutive trading days. On October 22, 2012, an additional 15,000 of Mr. Evans’ restricted shares, with vesting contingent upon the Company’s stock price, vested based on a closing stock price in excess of $60 per share for twenty consecutive trading days.
Under a previous employment agreement with Robert L. Evans, Mr. Evans received (i) 90,000 restricted shares of the Company’s common stock, with vesting contingent upon the Company’s common stock reaching certain closing prices on NASDAQ for twenty consecutive trading days, (ii) 65,000 restricted shares of the Company’s common stock, vesting quarterly over five years, and contingent upon the Company’s common stock reaching certain closing prices on NASDAQ for ten consecutive trading days and (iii) 65,000 restricted stock units representing shares of the Company’s common stock, vesting quarterly over five years, with Mr. Evans entitled to receive the shares underlying the units (along with a cash payment equal to accumulated dividend equivalents beginning with the lapse of forfeiture, plus interest at a 3% annual rate) six months after termination of employment. The restricted share awards were approved by the Company’s shareholders at its Annual Meeting of Shareholders held on June 28, 2007, the grant date of these awards. On January 29, 2013, 22,500 of Mr. Evans’ restricted shares, with vesting contingent upon the Company’s stock price, vested based on a closing stock price in excess of $65 per share for twenty consecutive trading days. On April 10, 2012, 22,500 of Mr. Evans’ restricted shares, with vesting contingent upon the Company’s stock price, vested based on a closing stock price in excess of $55 per share for twenty consecutive trading days.
Activity for the 04 Plan, the 07 Incentive Plan and awards made outside of share based compensation plans for the years ended December 31, 2012, 2011 and 2010 is presented below (in thousands, except per common share data):

	Number of Shares	Weighted Average Grant Date Fair Value
Balance, December 31, 2009	186	$43.52
Granted	222	$36.02
Vested	(73)	$41.51
Cancelled/forfeited	(1)	$45.35
Balance, December 31, 2010	334	$38.96
Granted	156	$42.95
Vested	(70)	$42.21
Cancelled/forfeited	(1)	$35.81
Balance, December 31, 2011	419	$40.01
Granted	182	$51.99
Vested	(221)	$44.77
Cancelled/forfeited	(1)	$39.12
Balance, December 31, 2012	379	$42.97
As of December 31, 2012, there was $4.9 million of unrecognized share based compensation expense related to nonvested restricted share and restricted stock unit awards that the Company expects to recognize over a weighted average period of 2.3 years.
As of December 31, 2012, employees of the Company held 60,000 restricted shares subject to performance-based vesting criteria (all of which are considered market-based restricted shares). In September 2010 and June 2007, 45,000 and 90,000 restricted performance-based shares were granted, respectively. The number of these shares that vest is based upon established market-based performance targets that will be assessed on an ongoing basis. The grant date fair value of these shares was $35.19 and $49.80, respectively, per share for a total value of $1.6 million and $4.5 million. The related expense is being recognized ratably over the implicit service period derived through the lattice-based valuation of the awards, which was deemed to be a weighted average period of 2.3 years from the grant date. Assumptions used in this valuation included an annual volatility factor of 40.2% and an annual dividend yield of 1.1%.

Exhibit 99.2 Page 28

Employee Stock Purchase Plan
Under the Employee Stock Purchase Plan, the Company is authorized to sell, pursuant to short-term stock options, shares of its common stock to its full-time (or part-time for at least 20 hours per week and at least five months per year) employees at a discount from the common stock’s fair market value. The Employee Stock Purchase Plan operates on the basis of recurring, consecutive one-year periods. Each period commences on August 1 and ends on the following July 31.
Each August 1, the Company offers eligible employees the opportunity to purchase common stock. Employees who elect to participate for each period have a designated percentage of their compensation withheld (after-tax) and applied to the purchase of shares of common stock on the last day of the period, July 31. The Employee Stock Purchase Plan allows withdrawals, terminations and reductions on the amounts being deducted. The purchase price for the common stock is 85% of the lesser of the fair market value of the common stock on (i) the first day of the period, or (ii) the last day of the period. No employee may purchase common stock under the Employee Stock Purchase Plan valued at more than $25 thousand for each calendar year.
Under the Employee Stock Purchase Plan, the Company sold approximately nineteen thousand shares of common stock to employees pursuant to options granted on August 1, 2011, and exercised on July 31, 2012. Because the plan year overlaps the Company’s fiscal year, the number of shares to be sold pursuant to options granted on August 1, 2012, can only be estimated because the 2012 plan year is not yet complete. The Company’s estimate of options granted in 2012 under the Plan is based on the number of shares sold to employees under the Employee Stock Purchase Plan for the 2011 plan year, adjusted to reflect the change in the number of employees participating in the Employee Stock Purchase Plan in 2012. The Company recognized compensation expense related to the Employee Stock Purchase Plan of $0.4 million, $0.3 million and $0.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.
NOTE 16—FAIR VALUE OF ASSETS AND LIABILITIES
The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following table presents the Company's assets and liabilities measured at fair value at December 31, 2012 and 2011 (in thousands):

	Fair Value
	Hierarchy	December 31, 2012	December 31, 2011
Cash equivalents and restricted cash	Level 1	$39,033	$44,141
Contingent consideration liability	Level 3	$(2,331)	$—
The Company's cash equivalents and restricted cash, which are held in interest-bearing accounts, qualify for Level 1 in the fair value hierarchy which includes unadjusted quoted market prices in active markets for identical assets. The Company's accrued liability for a contingent consideration recorded in conjunction with the Bluff acquisition was based on significant inputs not observed in the market and represents a Level 3 fair value measurement. The estimate for the acquisition date fair value of the contingent consideration used an income approach and was based on the probability of achieving enabling legislation which permits Internet poker gaming and the probability-weighted discounted cash flows. Any change in the fair value of the contingent consideration subsequent to the acquisition date will be recognized in the Company's Consolidated Statements of Comprehensive Income. The Company currently has no other assets or liabilities subject to fair value measurement on a recurring basis.
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
Cash Equivalents—The carrying amount reported in the balance sheet for cash equivalents approximates its fair value due to the short-term maturity of these instruments.
Long-Term Debt—The carrying amounts of the Company’s borrowings under its line of credit agreements and other long-term debt approximates fair value, based upon current interest rates. Long-Term Debt represents a Level 2 fair value measurement.
The following table presents the Company’s assets that were measured at fair value on a non-recurring basis (in thousands):

Exhibit 99.2 Page 29

		Fair Value Measurements at Reporting Date Using
					Total Losses
Description	Fair Value Measurements During the Year Ended December 31, 2010	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	For the Year Ended December 31, 2010
Software	$—	$—	$—	$—	$(1,300)
	$—	$—	$—	$—	$(1,300)
During the year ended December 31, 2010, the Company recognized an impairment loss of $1.3 million associated with software owned by TwinSpires. The Company determined such software would not be utilized as a result of a reassessment of the use of certain technology in connection with its acquisition of Youbet.
During the years ended December 31, 2012 and 2011, the Company did not measure any assets at fair value on a non-recurring basis.
NOTE 17—COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company records an accrual for legal contingencies to the extent that it concludes that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Except as disclosed below, no estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described below. We do not believe that the final outcome of these matters will have a material adverse impact on our business, financial condition and results of operations.
Illinois Department of Revenue
In October of 2012, the Company filed a verified complaint for preliminary and permanent injunctive relief and for declaratory judgment (the “Complaint”) against the Illinois Department of Revenue (the “Department”). The Company's complaint was filed in response to Notices of Deficiency issued by the Department on March 18, 2010 and September 6, 2012. In response to said Notices of Deficiency, the Company, on October 4, 2012, issued a payment in protest in the amount of $2.9 million (the “Protest Payment”) under the State Officers and Employees Money Disposition Act and recorded this amount as an other asset at December 31, 2012. The Company subsequently filed its complaint in November alleging that the Department erroneously included handle, instead of the Company's commissions from handle, in the computation of the Company's sales factor (a computation of the Company's gross receipts from wagering within the State of Illinois) for determining the applicable tax owed. On October 30, 2012, the Company's Motion for Preliminary Injunctive Relief was granted, which prevents the Department from depositing any monies from the Protest Payment into the State of Illinois General Fund and from taking any further action against the Company until the Circuit Court takes final action on the Company's Complaint. If successful with its Complaint, the Company will be entitled to a full or partial refund of the Protest Payment from the Department. This matter remains pending before the Tax and Miscellaneous Remedies Section of the Circuit Court of Cook County.
Kentucky Downs
On September 5, 2012, Kentucky Downs Management, Inc. (“KDMI”) filed a petition for declaration of rights in Kentucky Circuit Court located in Simpson County, Kentucky styled Kentucky Downs Management Inc. v. Churchill Downs Incorporated (Civil Action No. 12-CI-330) (the “Simpson County Case”) requesting a declaration that the Company does not have the right to exercise its put right and require Kentucky Downs, LLC (“Kentucky Downs”) and/or Kentucky Downs Partners, LLC (“KDP”) to purchase the Company's ownership interest in Kentucky Downs. On September 18, 2012, the Company filed a complaint in Kentucky Circuit Court located in Jefferson County, Kentucky, styled Churchill Downs Incorporated v. Kentucky Downs, LLC; Kentucky Downs Partners, LLC; and Kentucky Downs Management Inc. (Civil Action No. 12-CI-04989) (the “Jefferson County Case”) claiming that Kentucky Downs and KDP had breached the operating agreement for Kentucky Downs and requesting a declaration that the Company had validly exercised its put right and a judgment compelling Kentucky Downs and/or KDP to purchase the Company's ownership interest in Kentucky Downs pursuant to the terms of the applicable operating agreement. On October 9, 2012, the Company filed a motion to dismiss the Simpson County Case and Kentucky Downs, KDP and KDMI filed a motion to dismiss the Jefferson County Case. A hearing for the motion to dismiss in the Simpson County Case occurred November 30, 2012. At that hearing the Company's motion to dismiss the Simpson County Case was denied. Subsequently, Kentucky Downs, KDMI and KDP's motion to dismiss the Jefferson County Case was granted on January 23, 2013, due to the Simpson County Circuit Court's assertion of jurisdiction over the dispute. The case will now move forward in the Simpson County Circuit Court.

Exhibit 99.2 Page 30

Texas Pari-Mutuel Wagering
On September 21, 2012, the Company filed a lawsuit in the United States District Court for the Western District of Texas styled Churchill Downs Incorporated; Churchill Downs Technology Initiatives Company d/b/a TwinSpires.com v. Chuck Trout, in his official capacity as Executive Director of the Texas Racing Commission; Gary P. Aber, Susan Combs, Ronald F. Ederer, Gloria Hicks, Michael F. Martin, Allan Polunsky, Robert Schmidt, John T. Steen III, Vicki Smith Weinberg, in their official capacity as members of the Texas Racing Commission (Case No. 1:12-cv-00880-LY) challenging the constitutionality of a Texas law requiring residents of Texas that desire to wager on horseraces to wager in person at a Texas race track. In addition to its complaint, on September 21, 2012, the Company filed a motion for preliminary injunction seeking to enjoin the state from taking any action to enforce the law in question. In response, on October 9, 2012, counsel for the state assured both the Company and the court that the state would not enforce the law in question against the Company without prior notice, at which time the court could then consider the motion for preliminary injunction.
Horse Racing Equity Trust Fund
During 2006, the Illinois General Assembly enacted Public Act 94-804, which created the HRE Trust Fund. During November 2008, the Illinois General Assembly passed Public Act 95-1008 to extend Public Act 94-804 for a period of three years beginning December 12, 2008. The HRE Trust Fund was funded by a 3% “surcharge” on revenues of Illinois riverboat casinos that met a certain revenue threshold. The riverboat casinos paid all monies required under Public Acts 94-804 and 95-1008 into a special protest fund account which prevented the monies from being transferred to the HRE Trust Fund. The funds were moved to the HRE Trust Fund and distributed to the racetracks, including Arlington, in December 2009.
On June 12, 2009, the Illinois riverboat casinos filed a lawsuit in the United States District Court for the Northern District of Illinois, Eastern Division, against former Governor Rod Blagojevich, Friends of Blagojevich and others, including Arlington (Empress Casino Joliet Corp. v. Blagojevich, 2009 CV 03585). While the riverboat casinos alleged violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”) against certain of the defendants, Arlington was not named in the RICO count, but rather was named solely in a count requesting that the monies paid by the riverboat casinos pursuant to Public Acts 94-804 and 95-1008 be held in a constructive trust for the riverboat casinos’ benefit and ultimately returned to the casinos. Following several lower court rulings, on March 2, 2011, a three member panel of the Seventh Circuit Court of Appeals reversed the trial court’s dismissal. We requested the Seventh Circuit Court of Appeals to rehear the matter en banc, which hearing was held on May 10, 2011. On July 8, 2011, the Seventh Circuit Court of Appeals issued a thirty-day stay of dissolution of the temporary restraining order ("TRO") to allow the casinos to request a further stay of dissolution of the TRO pending their petition for certiorari to the United States Supreme Court. On August 5, 2011, the United States Supreme Court denied an application by the Casinos to further stay the dissolution of the TRO. On August 9, 2011, the stay of dissolution expired and the TRO dissolved, which terminated the restrictions on the Company’s ability to access funds from the HRE Trust Fund held in the escrow account. Public Act 94-804 expired in May 2008 and Public Act 95-1008 expired on July 18, 2011, the date the tenth Illinois riverboat license became operational.
Arlington filed an administrative appeal in the Circuit Court of Cook County on August 18, 2009 (Arlington Park Racecourse LLC v. Illinois Racing Board, 09 CH 28774) challenging the IRB’s allocation of funds out of the HRE Trust Fund based upon handle generated by certain ineligible licensees, as contrary to the language of the statute. The Circuit Court affirmed the IRB’s decision on November 10, 2010, and Arlington appealed this ruling to the Illinois First District Court of Appeals. On April 23, 2012 the Court of Appeals ultimately affirmed the IRB’s decision and Arlington filed a petition for leave to appeal to the Illinois Supreme Court on May 25, 2012. On October 1, 2012, the Illinois Supreme Court denied Arlington's petition for leave to appeal. Hawthorne Racecourse filed a separate administrative appeal on June 11, 2010 (Hawthorne Racecourse, Inc. v. Illinois Racing Board et. al., Case No. 10 CH 24439) challenging the IRB’s decision not to credit Hawthorne with handle previously generated by an ineligible licensee for the purpose of calculating the allocation of the HRE Trust Fund monies and the IRB’s unwillingness to hold another meeting in 2010 to reconstrue the statutory language in Public Act 95-1008 with respect to distributions. On May 25, 2011, the Circuit Court rejected Hawthorne’s arguments and affirmed the IRB’s decisions, and Hawthorne appealed the Circuit Court’s decision. Arlington filed its response brief on May 30, 2012, and the IRB filed its response brief on June 30, 2012. Hawthorne filed its reply brief on July 27, 2012. Oral arguments on Hawthorne's appeal before the Illinois First District Court of Appeals were heard on November 1, 2012 and during November 2012, the First District Court of Appeals ruled against Hawthorne.
We received $45.4 million from the HRE Trust Fund, of which $26.1 million was designated for Arlington purses. We used the remaining $19.3 million of the proceeds to improve, market, and maintain or otherwise operate the Arlington racing facility in order to conduct live racing.
Balmoral, Maywood and Illinois Harness Horsemen’s Association
On February 14, 2011, Balmoral Racing Club, Inc., Maywood Park Trotting Association, Inc. and the Illinois Harness Horsemen's Association, Inc. filed a lawsuit styled Balmoral Racing Club, Inc., Maywood Park Trotting Association, Inc. and the Illinois Harness Horsemen's Association Inc. vs. Churchill Downs Incorporated, Churchill Downs Technology Initiatives Company d/b/

Exhibit 99.2 Page 31

a TwinSpires.com and Youbet.com, LLC (Case No. 11-CV-D1028) in the United States District Court for the Northern District of Illinois, Eastern Division. The plaintiffs allege that Youbet.com breached a co-branding agreement dated December 2007, as amended on December 21, 2007, and September 26, 2008 (the “Agreement”), which was entered into between certain Illinois racetracks and a predecessor of Youbet.com. The plaintiffs allege that the defendants breached the agreement by virtue of an unauthorized assignment of the Agreement to TwinSpires.com and further allege that Youbet.com and TwinSpires have misappropriated trade secrets in violation of the Illinois Trade Secrets Act. Finally, the plaintiffs allege that the Company and TwinSpires.com tortiously interfered with the Agreement by causing Youbet.com to breach the Agreement. The plaintiffs have alleged damages of at least $3.6 million, or alternatively, of at least $0.8 million. On April 1, 2011, the plaintiffs filed a motion for a preliminary injunction, seeking an order compelling the defendants to turn over all Illinois customer accounts and prohibiting TwinSpires.com from using that list of Illinois customer accounts. On April 18, 2011, the defendants filed an answer and a motion to dismiss certain counts of the plaintiffs' complaint, and Youbet.com asserted a counterclaim seeking certain declaratory relief relating to allegations that plaintiffs Maywood and Balmoral breached the Agreement in 2010, leading to its proper termination by Youbet.com on December 1, 2010. The preliminary injunction hearing took place on July 6, 2011, and, on July 21, 2011, the court denied the preliminary injunction. On March 9, 2012, the parties mediated the case without resolution. The parties filed motions of summary judgment in November and December 2012, respectively, and replies were filed in January 2013.

There are no other material pending legal proceedings.

Exhibit 99.2 Page 32

NOTE 18—EARNINGS PER COMMON SHARE COMPUTATIONS
The following is a reconciliation of the numerator and denominator of the earnings per common share computations (in thousands, except per share data):

	Year Ended December 31,
	2012	2011	2010
Numerator for basic earnings from continuing operations per common share:
Earnings from continuing operations	$58,277	$60,795	$19,557
Earnings from continuing operations allocated to participating securities	(519)	(1,103)	(330)
Numerator for basic earnings from continuing operations per common share	$57,758	$59,692	$19,227
Numerator for basic earnings per common share:
Net earnings	$58,276	$64,355	$16,353
Net earnings allocated to participating securities	(519)	(1,180)	(237)
Numerator for basic net earnings per common share	$57,757	$63,175	$16,116
Numerator for diluted earnings from continuing operations per common share:
Earnings from continuing operations	$58,277	$60,795	$19,557
Interest expense on participating securities	—	—	136
Numerator for diluted earnings from continuing operations per common share	$58,277	$60,795	$19,693
Numerator for diluted earnings per common share:
Net earnings	$58,276	$64,355	$16,353
Interest expense on participating securities	—	—	136
Numerator for diluted earnings per common share	$58,276	$64,355	$16,489
Denominator for net earnings per common share:
Basic	17,047	16,638	15,186
Plus dilutive effect of stock options and restricted stock	233	118	27
Plus dilutive effect of participating securities and convertible note	195	369	453
Diluted	17,475	17,125	15,666
Earnings (loss) per common share:
Basic
Earnings from continuing operations	$3.39	$3.59	$1.27
Discontinued operations	—	0.21	(0.21)
Net earnings	$3.39	$3.80	$1.06
Diluted
Earnings from continuing operations	$3.34	$3.55	$1.26
Discontinued operations	—	0.21	(0.21)
Net earnings	$3.34	$3.76	$1.05
Options to purchase approximately 18 thousand shares and 112 thousand shares for each of the years ended December 31, 2011 and 2010 were not included in the computation of earnings per common share assuming dilution because the options’ exercise prices were greater than the average market price of the common shares.
NOTE 19—SEGMENT INFORMATION
The Company operates in the following four segments: (1) Racing Operations, which includes Churchill Downs Racetrack ("Churchill Downs"), Arlington International Race Course ("Arlington") and its ten OTBs, Calder Race Course ("Calder") and Fair Grounds Race Course ("Fairgrounds") and the pari-mutuel activity generated at its twelve OTBs; (2) Gaming, which includes

Exhibit 99.2 Page 33

video poker and gaming operations at Calder Casino, Fair Grounds Slots, Harlow’s, Riverwalk and Video Services, LLC (“VSI”); (3) Online Business, which includes TwinSpires, our Advance Deposit Wagering (“ADW”) business, Fair Grounds Account Wagering, Bloodstock Research Information Services, Velocity, a business focused on high wagering-volume international customers and Luckity, an ADW business that offers over 20 unique online games with outcomes based on and determined by pari-mutuel wagers on live horseraces, as well as the Company's equity investment in HRTV, LLC; and (4) Other Investments, which includes United Tote, MVG, Bluff and the Company's other minor investments. Eliminations include the elimination of intersegment transactions.
In order to evaluate the performance of these operating segments internally, the Company uses Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, insurance recoveries net of losses, HRE Trust Fund proceeds, share based compensation expenses, pre-opening expenses, including those of its equity investments, the impairment of assets and other charges or recoveries) as a key performance measure of our results of operations. During the three months ended June 30, 2013, the Company implemented the Adjusted EBITDA metric because it believes the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a more accurate measure of its core operating results and enables management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. The Company's calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
The Company began reporting comparative results using an Adjusted EBITDA segment presentation effective with the filing of its Quarterly Report on Form 10-Q for the period ended June 30, 2013. The 2012, 2011 and 2010 financial information has been retrospectively revised to reflect the change in the segment profitability reporting measure.
Certain financial statement accounts have been reclassified in prior years to conform to current year presentation. There was no impact from these reclassifications on total assets, total liabilities, total net revenues, operating income, Adjusted EBITDA or cash flows.
The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” in Note 1. The table below presents information about reported segments for the years ended December 31, 2012, 2011 and 2010 (in thousands):

Exhibit 99.2 Page 34

	Year Ended December 31,
	2012	2011	2010
Net revenues from external customers:
Churchill Downs	$124,255	$121,886	$119,144
Arlington	69,077	69,694	71,851
Calder	64,566	62,715	71,302
Fair Grounds	44,190	44,625	46,025
Total Racing Operations	302,088	298,920	308,322
Calder Casino	77,864	82,819	65,211
Fair Grounds Slots	42,881	41,553	40,432
VSI	35,433	35,052	33,971
Harlow’s Casino	56,604	53,205	2,659
Riverwalk Casino	10,330	—	—
Total Gaming	223,112	212,629	142,273
Online Business	183,279	165,416	121,407
Other Investments	22,872	19,563	13,202
Corporate	1,032	326	141
Net revenues from external customers	$732,383	$696,854	$585,345
Intercompany net revenues:
Churchill Downs	$5,592	$5,088	$3,850
Arlington	4,712	3,725	3,009
Calder	1,583	2,307	1,875
Fair Grounds	1,270	1,164	968
Total Racing Operations	13,157	12,284	9,702
Online Business	836	786	676
Other Investments	3,466	2,015	592
Eliminations	(17,459)	(15,085)	(10,970)
Net revenues	$—	$—	$—

Exhibit 99.2 Page 35

	Year Ended December 31,
	2012	2011	2010
Reconciliation of Adjusted EBITDA to net earnings:
Racing Operations	$54,357	$47,236	$38,696
Gaming	64,231	58,590	29,528
Online Business	44,618	40,918	19,152
Other Investments	85	1,269	2,860
Total Segment Adjusted EBITDA	163,291	148,013	90,236
Corporate Adjusted EBITDA	(4,834)	(2,523)	(3,164)
Insurance recoveries, net of losses	7,006	972	—
HRE Trust Fund Proceeds	—	19,258	—
Share based compensation expense	(13,993)	(9,730)	(6,656)
Other Recoveries	—	2,720	—
Depreciation and amortization	(55,600)	(55,170)	(46,524)
Interest income (expense), net	(4,441)	(8,456)	(5,994)
Income tax provision	(33,152)	(34,289)	(8,341)
Earnings from continuing operations	58,277	60,795	19,557
Discontinued operations, net of income taxes	(1)	3,560	(3,204)
Net earnings and comprehensive income	$58,276	$64,355	$16,353

The table below presents information about equity in earnings (losses) of unconsolidated investments included in the Company's reported segments for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Online Business	$(1,413)	$(1,198)	$(866)
Other Investments	(288)	85	295
	$(1,701)	$(1,113)	$(571)
The tables below present total asset information about reported segments as of December 31, 2012 and 2011 and capital expenditures for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	As of December 31,
	2012	2011
Total assets:
Racing Operations	$659,175	$509,133
Gaming	225,872	242,174
Online Business	184,638	183,397
Other Investments	44,652	13,318
	$1,114,337	$948,022

Exhibit 99.2 Page 36

	Year Ended December 31,
	2012	2011	2010
Capital expenditures, net:
Racing Operations	$14,027	$7,484	$35,295
Gaming	14,524	7,490	17,978
Online Business	4,427	2,774	5,995
Other Investments	8,320	4,919	2,684
	$41,298	$22,667	$61,952
During the year ended December 31, 2012, the Company incurred $3.7 million of capital expenditures for its corporate office relocation, which is included in Other Investments.
NOTE 20—RELATED PARTY TRANSACTIONS

Directors and employees of the Company may from time to time own or have interests in horses racing at the Company’s racetracks.
All such races are conducted, as applicable, under the regulations of each state’s respective regulatory agency, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races. There is no material financial statement impact attributable to directors who may have interests in horses racing at our racetracks.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

See Note 12 for a discussion of a transaction with a shareholder during 2011.
Supplementary Financial Information — Results of Operations (Unaudited)
Summarized unaudited consolidated quarterly information for the years ended December 31, 2012 and 2011 is provided below (in thousands, except per common share data):

	For the Year Ended December 31, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenues	$138,196	$270,816	$164,877	$158,494
Earnings from continuing operations	$1,354	$48,576	$5,973	$2,374
Discontinued operations, net of income taxes:
Loss from operations	$(1)	$—	$—	$—
Net earnings and comprehensive income	$1,353	$48,576	$5,973	$2,374
Net earnings per common share:
Basic:
Earnings from continuing operations	$0.08	$2.82	$0.34	$0.14
Discontinued operations	—	—	—	—
Net earnings	$0.08	$2.82	$0.34	$0.14
Diluted:
Earnings from continuing operations	$0.08	$2.77	$0.34	$0.14
Discontinued operations	—	—	—	—
Net earnings	$0.08	$2.77	$0.34	$0.14

Exhibit 99.2 Page 37

	For the Year Ended December 31, 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenues	$131,554	$249,686	$166,349	$149,265
(Loss) earnings from continuing operations	$(3,186)	$39,990	$19,720	$4,271
Discontinued operations, net of income taxes:
Earnings (loss) from operations	$1	$—	$60	$(62)
Gain on sale of assets	$—	$157	$—	$3,404
Net (loss) earnings and comprehensive income	$(3,185)	$40,147	$19,780	$7,613
Net (loss) earnings per common share:
Basic:
(Loss) earnings from continuing operations	$(0.19)	$2.38	$1.17	$0.25
Discontinued operations	—	0.01	—	0.20
Net (loss) earnings	$(0.19)	$2.39	$1.17	$0.45
Diluted:
(Loss) earnings from continuing operations	$(0.19)	$2.36	$1.16	$0.25
Discontinued operations	—	0.01	0.01	0.19
Net (loss) earnings	$(0.19)	$2.37	$1.17	$0.44

Exhibit 99.2 Page 38